UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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Sonoco Products Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET
HARTSVILLE, SOUTH CAROLINA 29550 USA

March 11, 2011

To Our Shareholders:

You are cordially invited to attend our Annual Shareholders’ Meeting to be held at the Center Theater, 212 North Fifth Street, Hartsville, South Carolina, on Wednesday, April 20, 2011, at 11:00 a.m. (Eastern time).

We have enclosed a Notice of 2011 Annual Meeting of Shareholders and Proxy Statement that cover the details of matters to be presented at the meeting.

In addition to acting on the matters listed in the Notice of Annual Meeting of Shareholders, we will discuss the Company’s progress, and you will be given an opportunity to ask questions of general interest to all shareholders.

We have also enclosed a copy of our 2010 Annual Report, which reviews the Company’s events of the past year, and discusses strategy and the outlook for the future (or we delivered one copy of the Annual Report for all shareholders at your address).

We hope that you will come to the 2011 Annual Meeting of Shareholders in person; however, even if you plan to attend, we strongly encourage you to complete the enclosed proxy card or brokers’ voting instruction form and return it in the enclosed business reply envelope. If you are a shareholder of record, you can also vote by telephone (if you live in the United States or Canada) or via the Internet. Instructions are shown on your proxy card. If you are a shareholder of record and for any reason you desire to revoke your proxy, you can do so at any time before the voting. Your vote is important and will be greatly appreciated.

Harris E. DeLoach, Jr.
Chairman & Chief Executive Officer

SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET
HARTSVILLE, SOUTH CAROLINA 29550 USA

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

TIME	11:00 a.m. (Eastern time) on Wednesday, April 20, 2011

PLACE	The Center Theater, 212 North Fifth Street, Hartsville, South Carolina

PURPOSES	(1) To elect four members of the Board of Directors;

(2) To ratify the selection of independent registered public accounting firm;

(3) To vote on an advisory resolution to approve executive compensation;

(4) To vote on an advisory resolution on the frequency of the advisory resolution on executive compensation; and

(5) To transact any other business that properly comes before the meeting or any adjournment of the meeting.

RECORD DATE	You may vote only if you were a shareholder of record at the close of business on February 18, 2011.

ANNUAL REPORT	We have enclosed a copy of the 2010 Annual Report or we have delivered a single copy of the Annual Report for all shareholders at your address. The Annual Report is not part of the proxy soliciting material.

PROXY VOTING	It is important that your shares be represented and voted at the meeting.

If you hold your shares in your own name as a record shareholder, please vote in one of these three ways:

(1) USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card if you live in the United States or Canada;

(2) VISIT THE WEB SITE shown on your proxy card and vote via the Internet; or

(3) MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

If your shares are held in street name by a broker, bank, or other nominee, please follow the instructions that entity sent to you with these proxy materials to have your shares voted at the Annual Meeting.

By order of the Board of Directors,

Ritchie L. Bond
Secretary
March 11, 2011

SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET
HARTSVILLE, SOUTH CAROLINA 29550 USA

PROXY STATEMENT

INFORMATION CONCERNING THE SOLICITATION

We are sending you these proxy materials in connection with the solicitation by the Board of Directors of Sonoco Products Company of proxies to be used at the Annual Meeting of Shareholders (“Annual Meeting”) to be held on Wednesday, April 20, 2011, at 11:00 a.m. (Eastern time) at The Center Theater, 212 North Fifth Street, Hartsville, S.C., and at any adjournment or postponement of the meeting. The terms “we,” “our,” “us,” “Sonoco” and “the Company” all refer to Sonoco Products Company. The proxy materials are first being mailed on or about March 18, 2011.

Who May Vote

You will only be entitled to vote at the Annual Meeting if our records show that you were a record shareholder on February 18, 2011. At the close of business on February 18, 2011, a total of 100,267,925 shares of our common stock were outstanding and entitled to vote. Each share of common stock has one vote.

How to Vote Shares Held Directly

If you hold your shares in your own name as a record shareholder, you may vote by proxy or in person at the meeting. To vote by proxy you may select one of the following options: telephone, Internet, or mail.

Vote by Telephone:

You may vote by telephone (if you live in the United States or Canada) using the toll-free number shown on your proxy card. You must have a touch-tone telephone to use this option. Telephone voting is available 24 hours a day, seven days a week. Clear and simple voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, please DO NOT return your proxy card.

Vote through the Internet:

You may vote through the Internet. The Web site for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. When you vote through the Internet, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote through the Internet, please DO NOT return your proxy card.

Vote by Mail:

If you choose to vote by mail, please mark the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

Actions of the Proxy Agents

If you are a record shareholder and you indicate your voting choices, your shares will be voted according to your instructions. If you fail to give voting instructions, the proxy agents will vote your shares FOR each person named in this Proxy Statement as a nominee for election to the Board of Directors, FOR ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending

December 31, 2011, FOR the advisory (non-binding) resolution to approve executive compensation, and FOR the advisory (non-binding) resolution to vote on approval of executive compensation every year. The proxy agents will vote according to their best judgment on any other matter that properly comes before the Annual Meeting. At present, the Board of Directors does not know of any other such matters.

How to Vote Shares Held in Street Name by a Broker, Bank or Other Nominee

If your shares are held in street name by a broker, bank, or other nominee, you may direct your vote by submitting your voting instructions to your broker, bank, or other nominee. Please refer to the voting instructions provided by your account manager. Your broker or other nominee is not permitted to vote your shares on election of directors unless you provide voting instructions. Brokers also do not have discretionary authority to vote on the advisory (non-binding) resolution to approve executive compensation or on the advisory (non-binding) resolution on the frequency of the vote to approve executive compensation unless you provide voting instructions. Therefore, to be sure your shares are voted, please instruct your broker or other nominee as to how you wish it to vote.

Voting at the Annual Meeting

The method by which you vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. However, if you wish to vote at the meeting and your shares are held in street name by a bank, broker, or other nominee, you must obtain a proxy executed in your favor from the holder of record prior to the meeting.

If you wish to attend the meeting in person, you may obtain directions to our office at our Web site: www.sonoco.com. The site of the Annual Meeting is only a short distance from the Sonoco office, and directions from the office to the annual meeting site may be obtained at the reception desk.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted. If you hold your shares in your own name as a record shareholder, you may revoke your proxy in any of the following ways:

•	by giving notice of revocation at the Annual Meeting;

•	by delivering to the Secretary of the Company, 1 North Second Street, Hartsville, SC 29550 USA, written instructions revoking your proxy; or

•	by delivering to the Secretary an executed proxy bearing a later date.

Subsequent voting by telephone or via the Internet cancels your previous vote. If you are a shareholder of record, you may also attend the meeting and vote in person, in which case your proxy vote will not be used.

If your shares are held in street name by a broker, bank, or other nominee, you may revoke your voting instructions by submitting new voting instructions to the broker or other nominee who holds your shares.

How Votes Will Be Counted

The Annual Meeting will be held if a majority of the outstanding shares of common stock entitled to vote (a “quorum”) is represented at the meeting. If you have submitted valid proxy instructions or are a record shareholder and attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced. “Broker non-votes” also count in determining whether a quorum is present. A “broker non-vote” occurs when a broker, bank or nominee who holds shares in street name for a beneficial owner attends the meeting in person or by proxy but chooses not to vote on a particular proposal, or does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

Brokers do not have discretionary authority to vote on director elections. Therefore, if you return a broker voting instruction form but do not indicate how you want your broker to vote on election of directors, a broker non-vote will occur with respect to the election. Brokers also do not have discretionary authority to vote on the advisory (non-binding) resolution to approve executive compensation or on the advisory (non-binding) resolution on the frequency of the vote to approve executive compensation. Therefore, if you return a broker voting instruction form but do not indicate how you want your broker to vote on these advisory resolutions, a broker non-vote will occur with respect to them. Brokers do, however, continue to have discretionary authority to vote on ratification of independent auditors, and may do so when you have not provided instructions on that matter.

If a quorum is present at the Annual Meeting, directors will be elected by a plurality of the votes cast by shares present and entitled to vote at the Annual Meeting. “Plurality” means that, if there were more nominees than positions to be filled, the persons who received the largest number of votes would be elected. Because there are the same number of nominees as positions to be filled, we expect all nominees to be elected. Votes that are withheld or that are not voted in the election of directors (including broker non-votes) will have no effect on the outcome of the election. Cumulative voting is not permitted.

The vote on the advisory resolution to approve executive compensation is non-binding on us and our Board of Directors. Marking the proxy card or your broker voting instructions “FOR” indicates support for the resolution; marking the proxy card or your broker voting instructions “AGAINST” indicates lack of support for the resolution. You may abstain by marking the “ABSTAIN” box on the proxy card or your broker voting instructions. The vote on the advisory resolution on the frequency of the vote to approve executive compensation is also non-binding on us and our Board of Directors. You have four choices with respect to indicating your preference for such frequency: ONE YEAR; TWO YEARS; THREE YEARS; or ABSTAIN.

Any other matter, including ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, that may be brought before the meeting will be approved if the votes cast in favor of the matter exceed the votes cast against the matter. Votes that are withheld or shares that are not voted will have no effect on the outcome of such matters.

Cost of this Proxy Solicitation

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that some of our officers and regular employees will solicit proxies by telephone, fax, email, or personal contact. None of these officers or employees will receive any additional or special compensation for doing this.

ELECTION OF DIRECTORS

The Board of Directors has fixed the number of directors of the Company at 12. At our Annual Meeting, four directors will be elected. Messrs. J.L. Coker, J.M. Micali, L.W. Newton and M.D. Oken have been nominated to hold office for the next three years, their terms expiring at the Annual Shareholders’ Meeting in 2014, or when their successors are duly elected and qualify to serve. The proxy agents intend to vote FOR the election of the four persons named above unless you withhold authority to vote for any or all of the nominees. The Board of Directors recommends that you vote FOR each nominee.

Name, Age, Principal Occupation and Directorships in
Public Corporations during the Last Five Years	Director Since

JAMES L. COKER (70). Mr. Coker is retired. He was President of JLC Enterprises (private investments), Stonington, C.T., from 1979 to 2007. He was Secretary of the Company from 1969 to 1995, and was President of Sonoco Limited, Canada, from 1972 to 1979.	1969

JAMES M. MICALI (63). Mr. Micali has been “Of Counsel” with Ogletree Deakins LLC (law firm) in Greenville, S.C. since 2008, and Senior Advisor to, and limited partner of, Azalea Fund III of Azalea Capital LLC (private equity firm) in Greenville, S.C. since 2008. He retired as Chairman and President of Michelin North America, Inc., Greenville, S.C., in August 2008. He had held those positions since 1996. Following his retirement, Mr. Micali served as a consultant to Michelin through September, 2009. Mr. Micali is currently a director of SCANA Corporation, Ritchie Bros. Auctioneers, Incorporated, and American Tire Distributors Holding, Inc. He was previously a director of Lafarge North America from 2003 to 2007.	2003

LLOYD W. NEWTON (68). General Newton was Executive Vice President of the Pratt & Whitney Military Engines business unit (developer and manufacturer of engines for military and commercial aircraft), E. Hartford, C.T. (a part of United Technologies Corporation), from 2000 until his retirement in 2006. General Newton retired as a four-star general of the U.S. Air Force in 2000 after a distinguished 34-year military career. At the time of his retirement from the Air Force, General Newton was Commander, Air Education and Training Command — a 13-base, 57,000 personnel assignment. He is currently a director of Goodrich Corporation and Torchmark Corporation.	2008

MARC D. OKEN (64). Mr. Oken has been Managing Partner of Falfurrias Capital Partners (a private equity firm), Charlotte, N.C., since 2006. He held executive officer positions (most recently as Chief Financial Officer) at Bank of America Corporation from 1989 until he retired in January 2006. Prior to joining Bank of America, he was a partner at Price Waterhouse LLP, serving there for 13 years. From 1981 to 1983, Mr. Oken was a Fellow with the Securities and Exchange Commission. He is currently a director of Marsh & McLennan Companies, Inc., and was previously a director of Star Scientific, Inc. from 2005 to 2009.	2006

INFORMATION CONCERNING DIRECTORS WHOSE TERMS CONTINUE

Members of the Board of Directors whose terms of office will continue until our Annual Shareholders’ Meeting in 2012 are:

Name, Age, Principal Occupation and Directorships in
Public Corporations during the Last Five Years	Director Since

DR. PAMELA L. DAVIES (54). Dr. Davies has been President of Queens University of Charlotte (institution of higher learning), Charlotte, N.C., since 2002. Prior to that she was Dean of the McColl School of Business at Queens University of Charlotte from 2000 to 2002. Dr. Davies was Professor of Management and Dean of the LeBow College of Business at Drexel University from 1997 to 2000. She is currently a director of Family Dollar Stores, Inc., and was previously a director of Charming Shoppes from 1998 to 2009, and C&D Technologies, Inc. from 1998 to 2010.	2004

HARRIS E. DeLOACH, JR. (66). Mr. DeLoach has been our Chairman since 2005 and our Chief Executive Officer since 2000. He was our President from July 2000 to December 2010, Chief Operating Officer from April 2000 to July 2000, Senior Executive Vice President from 1999 to 2000, Executive Vice President from 1996 to 1999, Group Vice President from 1993 to 1996, Vice President – Film, Plastics and Special Products from February 1993 to October 1993, Vice President – High Density Film Products division from 1990 to 1993, and Vice President – Administration and General Counsel from 1986 to 1990. Mr. DeLoach is currently a director of Goodrich Corporation and Progress Energy, Inc.	1998

EDGAR H. LAWTON, III (50). Mr. Lawton has been President and Treasurer of Hartsville Oil Mill (vegetable oil processor), Darlington, S.C., since 2000, and he has been a director of Hartsville Oil Mill since 1991. Mr. Lawton was Vice President of Hartsville Oil Mill from 1991 to 2000.	2001

JOHN E. LINVILLE (65). Mr. Linville has been an attorney in private practice in New York, N.Y., since 2004. Prior to that he had been Counsel with Manatt, Phelps & Phillips, LLP from January 2003 to 2004. He joined the firm through its merger with his prior firm – Kalkines, Arky, Zall & Bernstein, LLP (“KAZB”). Mr. Linville joined KAZB in 1990 after having been General Counsel and then Acting President of the New York City Health & Hospitals Corporation.	2004

Members of the Board of Directors whose terms of office will continue until our Annual Shareholders’ Meeting in 2013 are:

Name, Age, Principal Occupation and Directorships in
Public Corporations during the Last Five Years	Director Since

CALEB C. FORT (49). Mr. Fort has been Co-Chairman of The Merit Group, Inc. (distributors of residential and commercial paint-related products and various industrial supplies), Spartanburg, S.C., since 1998. He was a principal of Lancaster Distributing Company from 1990 to 1998. Mr. Fort is a director of Carolina Alliance Bank.	2001

JOHN H. MULLIN, III (69). Mr. Mullin has been Chairman of Ridgeway Farm LLC (privately held timber and farming business), Brookneal, V.A., since 1989. He was associated with Dillon, Read & Co. Inc. (investment bank) from 1969 to 1989, last serving as Managing Director. Mr. Mullin is currently a director of Progress Energy, Inc. and Hess Corporation, and was previously a director of Liberty Corporation from 1989 to 2005.	2002

PHILIPPE R. ROLLIER (68). Mr. Rollier retired as President and Chief Executive Officer of Lafarge North America (construction materials group), Herndon, V.A., in December, 2006, having served in that position since 2001. He spent his entire career with Lafarge Group progressing through numerous positions before assuming the above mentioned responsibilities. He is currently a director of Moria, S.A. and Mersen (formerly Carbone Lorraine), and was previously a director of Monier, S.A. from 2007 to 2008, and Sperian Protection from 2007 to 2010.	2007

THOMAS E. WHIDDON (58). After his retirement from Lowe’s Companies, Inc. in 2003, Mr. Whiddon has been an Advisory Director of Berkshire Partners, LLC (a Boston-based private equity firm) since October 2005, and in this role has served various Berkshire portfolio companies in an executive capacity on an interim basis. He was Executive Vice President – Logistics and Technology of Lowe’s from 2000 until he retired in 2003 and was Executive Vice President and Chief Financial Officer of Lowe’s from 1996 to 2000. Mr. Whiddon is a director of Carter’s Inc. and Dollar Tree Stores, Inc.	2001

ADDITIONAL INFORMATION ABOUT EXPERIENCE AND QUALIFICATIONS
OF DIRECTORS AND NOMINEES

Our current directors have a wide range of specific employment and other leadership experiences, knowledge and skills that qualify them for service on our Board and its Committees. Many of our directors also serve on the boards of other public companies, which provides them experience with governance, legal, and regulatory issues facing public companies in general, and with alternative approaches to those issues. Most of our directors are also active on the boards of non-profit organizations.

In addition to the background information described in their biographies, their individual qualifications are highlighted below:

Mr. James L. Coker, a former Company executive who held the positions of President of Sonoco Canada and Corporate Secretary and with over forty years’ service on our Board, brings knowledge of our international operations, and understanding of the packaging business, our products and our operations, as well as financial expertise.

Dr. Pamela L. Davies, as President of Queens University of Charlotte and the former Dean of the McColl School of Business, brings financial and strategic planning expertise, broad leadership ability, a global perspective, and a strong business academic viewpoint, as well as relevant experience on other public boards.

Mr. Harris E. DeLoach, Jr., as our Chairman and Chief Executive Officer, has 25 years of significant leadership experience with our Company and has extensive knowledge and understanding of our business, our people, our customers and our shareholders. As a former practicing attorney and a board member of two other public companies, he also brings in-depth legal and board governance experience.

Mr. Caleb C. Fort, as Co-Chairman of The Merit Group, Inc., has a strong operational background as well as a breadth of general management experience as a successful business owner. He brings financial and banking skills to our Board and is helpful to us in terms of his relationships and knowledge of relevant local and statewide stakeholders.

Mr. Edgar H. Lawton, III, as President of Hartsville Oil Mill, brings knowledge of global commodity markets and customers, as well as financial acumen. His operations knowledge includes expertise in managing environmental issues. He is very helpful to us as a local business owner in the same geographic area as our global headquarters.

Mr. John E. Linville is an attorney and has been a partner in two New York City law firms. He has also served as General Counsel and Acting President of the New York City Health & Hospitals Corporation, the organization that operates New York City’s public hospitals. This experience provided him with legal and financial expertise as well as leadership skills from the perspective of a large organization. As Chair of the Employee and Public Responsibility Committee, his background provides our Board with useful insights on a range of policy issues.

Mr. James M. Micali, currently “Of Counsel” to Ogletree Deakins LLC law firm and formerly Chairman and President of Michelin North America, Inc., has highly relevant leadership and operating experience in a large manufacturing company with global reach. His international perspective, corporate governance experience as a director of three other public companies, and legal expertise are also very valuable to us as a Board member.

Mr. John H. Mullin, III, currently Chairman of Ridgeway Farm LLC (Brookneal, V.A.), and former managing director for Dillon, Read & Co., is also the lead director for Progress Energy, Inc. and a board member for Hess Corporation. He brings in-depth knowledge of finance and financial markets, merger and acquisition expertise, and broad leadership experience. He also has relevant experience with board governance.

General Lloyd W. Newton, formerly an Executive Vice President with Pratt & Whitney Military Engines (a business unit of United Technologies Corporation) and a retired four-star general in the U.S. Air Force, brings a wealth of leadership and management experience, human resource skills, and knowledge of technology, as well as a global perspective. He also serves on the boards of two other public companies.

Mr. Marc D. Oken, currently Managing Partner of Falfurrias Capital Partners and retired Chief Financial Officer of Bank of America Corporation, and a former partner with Price Waterhouse LLP, has in-depth financial experience, banking perspective, and mergers and acquisition background, as well as senior leadership experience. Because of his accounting and banking background, Mr. Oken has been named Chair of the Audit Committee, as well as Audit Committee Financial Expert. Mr. Oken also serves as Chair of the Audit Committee for the Marsh & McLennan Companies, Inc.

Mr. Philippe R. Rollier, as retired President and Chief Executive Officer of Lafarge North America, a global building products company, brings knowledge of global markets, experience as a public company chief executive officer, broad leadership capability, and strong operational background and expertise. His perceptions on international business issues are particularly valuable to our Board. Mr. Rollier also serves on the boards of two other public companies with involvement on both audit and strategic committees.

Mr. Thomas E. Whiddon, as Advisory Director of Berkshire Partners, LLC, and as retired Executive Vice President — Logistics and Technology and Chief Financial Officer with Lowe’s Companies, brings general management, information technology and logistics expertise, and strong financial acumen, as well as experience with retail end markets. Mr. Whiddon also serves on two additional public boards that provide him with corporate governance expertise and background.

CORPORATE GOVERNANCE

Director Independence Policies

Our listing agreement with the New York Stock Exchange requires that at least a majority of the members of our Board of Directors be independent. Under the Exchange’s standards, “independent” means that a director has been determined by the Board to have no material relationship with us (either directly, or indirectly through an immediate family member or as a partner, shareholder or officer of an organization that has a relationship with us). To assist us in making these determinations we have adopted the following guidelines, which are also the guidelines set forth in the New York Stock Exchange Listing Standards. These guidelines are set forth in our Corporate Governance Guidelines, which are available on our Web site at www.sonoco.com.

A director will not be considered independent if:

•	The director is, or in the past three years has been, our employee, or has an immediate family member who is, or in the past three years has been, one of our executive officers;

•	The director has received, or has an immediate family member (other than an immediate family member who is a non-executive employee) who has received, during any twelve-month period within the past three years, more than $120,000 in direct compensation from us (other than director fees and pension or other forms of deferred compensation for prior service that is not contingent in any way on continued service);

•	The director or an immediate family member is a current partner of a firm that is our internal or external auditor or the director is a current employee of such a firm;

•	The director has an immediate family member who is a current employee of a firm that is our internal or external auditor and who personally works on Sonoco’s audit;

•	The director or an immediate family member was within the last three years a partner or employee of our internal or external audit firm and personally worked on our audit within that time;

•	The director or an immediate family member is, or in the past three years has been, an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

•	The director is a current employee of, or has an immediate family member who is a current executive officer of, another company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The following relationships will not be considered to be material relationships that would impair a director’s independence:

•	Being a current employee of, or having an immediate family member who is a current executive officer of, another company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, is less than the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Based on these criteria, our Board of Directors has determined that the following directors, who constitute a majority of the Board, are independent:

J.L. Coker, P.L. Davies, C.C. Fort, E.H. Lawton, III, J.E. Linville, J.M. Micali, J.H. Mullin, III, L.W. Newton, M.D. Oken, P.R. Rollier, and T.E. Whiddon.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics for our directors, officers, and employees. Copies of these Governance Guidelines and the Code of Business Conduct are available through our Web site at www.sonoco.com. Printed versions are available to our shareholders on request to the Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA, or through email to CorporateSecretary@sonoco.com.

Leadership Structure

The Board has a case-by-case philosophy on the separation of the offices of Chairman and Chief Executive Officer. The Board believes that this issue is part of the succession planning process and recognizes that there are various circumstances that weigh in favor of or against both combination and separation of these offices. In fact, within the last decade we have employed both structures — combined offices and separate offices. The Board believes it is in the best interests of Sonoco for the Board to make such a determination in light of current circumstances when it considers the selection of a new Chief Executive Officer or at such other time as is appropriate.

Harris E. DeLoach, Jr., who has nearly twenty-six years of operations, management, administrative, and legal experience with our company, has served as our Chief Executive Officer since 2000 and Chairman of the Board since 2005. Upon retirement of the former Chairman of the Board in 2005, the Board determined that, in light of his extensive knowledge of, and experience with, all aspects of our Company’s business, people, customers and shareholders, it made sense to combine the Chairman and Chief Executive Officer roles under Mr. DeLoach. His successful five-year experience as Chief Executive Officer, coupled with his extensive experience in the Company and on our Board, made combining the roles the best leadership structure for us.

During 2010, the Board consisted of eleven independent directors (as defined by New York Stock Exchange standards) in addition to Mr. DeLoach. Although we do not have a lead independent director, to promote open discussion among our independent/non-management directors, those directors meet at regularly scheduled executive sessions without management present. Either the Chair of the Corporate Governance and Nominating Committee or of the Executive Compensation Committee serves as presiding director at the meetings; there is no formal procedure to determine which of the two shall preside at a given meeting. Seven such meetings were held during 2010.

Shareholders and other interested parties may communicate with the non-management (or independent) directors by writing to Non-Management (or Independent) Directors, c/o Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA, or by email to CorporateSecretary@sonoco.com.

Director Nomination Process

Our Corporate Governance and Nominating Committee recommends to our Board of Directors nominees to fill vacancies on the Board of Directors as they occur, and recommends candidates for election as directors at Annual Meetings of Shareholders. Such candidates are routinely identified through personal and business relationships and contacts of the directors and executive officers.

In recommending candidates, the Corporate Governance and Nominating Committee evaluates such factors as leadership experience, experience with business and with other organizations of comparable size and scope, knowledge or skills that would be valuable to us such as financial acumen, understanding of relevant technologies, knowledge of our markets or our customers, interpersonal skills, decision-making skills, and the ability to devote the necessary time to board service. In addition, candidates for director should possess the highest personal and professional ethics, and they should be committed to the long-term interests of the shareholders.

The Committee strives to have a diverse board in terms of types of experience, background, age, skills, gender, race and nationality, although it does not have a specific policy or guideline related to board diversity. Candidates are considered for nomination based on their individual qualifications as well as in consideration of how their capabilities complement other current Board members’ experience and business background. The Board believes a diverse board has greater depth and capability than the sum of its individual directors’ qualifications.

The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders, if the shareholders comply with the following requirements. If you wish to recommend a director candidate to the Corporate Governance and Nominating Committee for consideration as a Board of Directors’ nominee, you must submit in writing to the Corporate Governance and Nominating Committee your recommended candidate’s name, a brief resume setting forth the recommended candidate’s business and educational background and qualifications for service, and a notarized consent signed by the recommended candidate stating the recommended candidate’s willingness to be nominated and to serve. This information must be delivered to the Chair of the Corporate Governance and Nominating Committee at the Company’s address and must be received no later than January 5 in any year to be considered by the Committee as a potential Board of Directors’ nominee. The Corporate Governance and Nominating Committee may request further information if it determines a potential candidate may be an appropriate nominee. Director candidates recommended by shareholders that comply with these requirements will receive the same consideration that the Committee’s other candidates receive.

Director candidates recommended by shareholders will not be considered by the Corporate Governance and Nominating Committee for election at an annual meeting unless the shareholder recommendations are received no later than January 5 of the year of the meeting. In addition to making such recommendations, shareholders have the right to nominate candidates for election as directors at an annual meeting if they make a written nomination at least 60 days prior to the meeting. Any such nomination should be submitted to our Corporate Secretary at 1 North Second Street, Hartsville, SC 29550 USA. No such nominations have been made for this Annual Meeting.

Communications with the Board of Directors

Any shareholder or other interested party who wishes to send communications to any member of the Board of Directors should mail such communications addressed to the intended recipient by name or position in care of: Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA or by email to CorporateSecretary@sonoco.com. Upon receipt of any such communications, the Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate shareholder communication. The Corporate Secretary will send all appropriate shareholder communications to the intended recipient. An “appropriate shareholder communication” is a communication from a person claiming to be a shareholder in the communication the subject of which relates solely to the sender’s interest as a shareholder and not to any other personal or business interest.

In the case of communications addressed to the Board of Directors, the Corporate Secretary will send appropriate shareholder communications to the Chair of the Corporate Governance and Nominating Committee. In the case of communications addressed to the independent or non-management directors, the Corporate Secretary will send appropriate shareholder communications to the Chair of the Corporate Governance and Nominating Committee. In the case of communications addressed to committees of the Board, the Corporate Secretary will send appropriate shareholder communications to the Chair of such committee.

The Corporate Secretary is required to maintain a record of all communications received that were addressed to one or more directors, including those determined not to be appropriate shareholder communications. Such record will include the name of the addressee, the disposition by the Corporate Secretary and, in the case of communications determined not to be appropriate, a brief description of the nature of the communication. The Corporate Secretary is required to provide a copy of any additions to the record to the Chair of the Corporate Governance and Nominating Committee quarterly.

Board Meetings and Committees of the Board

During 2010, our Board of Directors held four regularly scheduled meetings and three special meetings to review significant developments affecting the Company and to act on matters requiring the Board of Directors’ approval. During 2010, all directors attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of which they were members.

We encourage, but do not require, our directors to attend the Annual Meeting of Shareholders. In 2010, eleven of our directors attended the Annual Meeting.

To assist it in performing its duties, our Board of Directors has established an Audit Committee, an Executive Compensation Committee, a Corporate Governance and Nominating Committee, an Employee and Public Responsibility Committee, a Financial Policy Committee, and an Executive Committee. The table below outlines the current membership and the number of meetings held by each committee in 2010. A brief description of the primary duties of each committee follows the table. Complete charters for all committees are available through the Investor Relations section of our website at www.sonoco.com. These charters are also available in print to any shareholder upon request to the Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA or through email to CorporateSecretary@sonoco.com. The Board of Directors has determined that each member of the Audit, Executive Compensation, and Corporate Governance and Nominating committees is independent as defined in the New York Stock Exchange’s Listing Standards.

			Corporate	Employee
		Executive	Governance and	and Public	Financial
	Audit	Compensation	Nominating	Relations	Policy	Executive
	Committee	Committee	Committee	Committee	Committee	Committee

J.L. Coker				X	X
P.L. Davies		X		X	X
H.E. DeLoach, Jr.						X
C.C. Fort	X	X	X
E.H. Lawton, III	X			X
J.E. Linville	X			Chair
J.M. Micali	X	X	Chair			X
J.H. Mullin, III		Chair	X		X	X
L.W. Newton				X	X
M.D. Oken	Chair	X	X
P.R. Rollier	X			X
T.E. Whiddon			X		Chair
Number of 2010 Meetings	8	6	4	2	4	0

The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, assists the Board of Directors with oversight of the integrity of the Company’s financial statements, the adequacy of the Company’s internal controls and its means of assessing and managing exposure to risk, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function. The committee is directly responsible for the appointment, compensation, and retention of the independent auditor, and for overseeing the performance of attest services provided to the Company.

The Executive Compensation Committee establishes the Company’s general compensation philosophy and oversees the development and implementation of compensation programs. The committee directly oversees the administration of the Company’s executive officer compensation programs, reviews and approves corporate goals and objectives, evaluates actual performance against those goals and objectives, and sets compensation for the Chief Executive Officer, Chief Financial Officer, and other executive officers. Further information about the committee’s processes and procedures for the consideration of executive compensation is set forth under the captions “Role of Executive Officers in Determining Executive Compensation” on page 35, and “Role of Independent Compensation Consultant” on page 34.

The Corporate Governance and Nominating Committee is responsible for developing and implementing corporate governance guidelines addressing the structure, mission, practices, and policies of the Board of Directors. The committee identifies, evaluates, and recommends individuals to the Board for nomination as members of the Board. The committee annually reviews the skills and characteristics of current Board members, and ensures that processes are in place for an annual appraisal of Chief Executive Officer performance, succession planning, and management development.

The Employee and Public Responsibility Committee provides oversight and guidance on social and public policy issues, including compliance with governmental or other regulatory requirements, which may affect business performance and public perception of the Company. The committee oversees the Company’s obligations to its employees and major public constituencies, including shareholders, customers, and the communities in which it operates.

The Financial Policy Committee provides oversight and monitoring of the Company’s financial planning and financial structure so as to provide congruence with the Company’s objectives of growth and sound operation. The committee reviews and evaluates the Company’s capital structure, significant financing transactions, financial risk management policies and practices, and investment funding and management of the Company’s defined benefit and postretirement benefit plans.

The Executive Committee is empowered to exercise all of the authority of the Board of Directors between regularly scheduled meetings, except as limited by South Carolina law.

The Board’s Role in the Risk Management Process

The Company oversees management of enterprise risk through its Risk Management Committee (RMC). The RMC is administrated by the Company’s Treasurer and its membership includes, among others, the most senior members of operating management and the Chief Financial Officer. The RMC holds three regularly scheduled meetings each year and may hold additional special meetings as needed. No such special meetings were held during 2010.

During 2006 the RMC developed a risk management framework to guide its activities and responsibilities. As part of that process, it identified the most significant risks faced by the Company, as well as where in the operating organization those risks are routinely monitored and managed. The RMC further identified certain specific risk areas that are sufficiently material or broad in nature to merit its direct ongoing oversight. Those risk areas are reviewed by the RMC on a rotational basis at its regularly scheduled meetings. Additionally, the RMC reviews other risk areas as needed, and to ensure that organizational risk management is functioning as identified in the framework.

While management, through the RMC, is responsible for managing enterprise risk, the Board provides oversight through its committees. Specifically, the Financial Policy Committee oversees financial risk management, and the Audit Committee oversees general risk management. Both committees receive regular updates regarding the RMC’s activities and findings. Although it does not have direct oversight of the RMC, the Board’s Employee and Public Responsibility Committee provides an additional resource to identify emerging risks through its work in the areas of safety, business conduct, litigation, and environmental stewardship.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Members of the Executive Compensation Committee during the year ended December 31, 2010 were P.L. Davies, C.C. Fort, J.M. Micali, J.H. Mullin, III, and M.D. Oken.

RELATED PARTY TRANSACTIONS

The brother of our director, P.R. Rollier, is the Managing General Partner of Michelin Group. Sonoco sold $1,187,000 in products and services to Michelin North America during 2010. All transactions were handled on a competitive basis. Our management believes the prices and terms of the transactions reported above were comparable to those we could have obtained from other sources. We anticipate engaging in similar business transactions in 2011. The Board of Directors considered these relationships when making its determinations of independence.

Related Party Transaction Approval Policy

The Board has adopted a written policy that any transaction or series of transactions in which Sonoco is a participant, for which the amount involved exceeds $120,000, and in which any related person will have a direct or indirect material interest must be approved by the Corporate Governance and Nominating Committee. The Board recognizes that such transactions may or may not be in the best interest of Sonoco and, as a result, empowers the

Corporate Governance and Nominating Committee to evaluate all such related party transactions or series of transactions. The Committee is to approve only those transactions that it determines provide net economic value to us or where it is demonstrated to the satisfaction of the Committee that price, quality, service and other terms have been negotiated on an arms-length basis and are comparable to those available from unrelated third parties.

Our officers are required to notify the Committee of the proposed and ongoing related party transactions prior to each meeting of the Committee and provide the Committee with all relevant information necessary for the Committee’s consideration, including any information requested by the Committee.

For purposes of this policy, a “related party” is (1) any executive officer or director, (2) any nominee for director, (3) a beneficial owner of more than 5% of our voting securities, or (4) any immediate family member of an officer, director, nominee for director or greater than 5% beneficial owner. An “immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any person (other than a tenant or employee) sharing the household of an executive officer, director, nominee, or greater than 5% beneficial owner.

We also require that each executive officer, director, and director nominee complete an annual questionnaire and report all transactions with us in which such persons (or their immediate family members) had or will have a direct or indirect material interest (except for salaries, directors’ fees and dividends on our stock). Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the Corporate Governance and Nominating Committee as to directors and director nominees, or by the Audit Committee as to executive officers. Directors’ responses to the questionnaires are also reviewed annually by the Corporate Governance and Nominating Committee for the purpose of assessing independence under our Corporate Governance Guidelines and the New York Stock Exchange Listing Standards.

The types of transactions that have been reviewed in the past include the purchase and sale of goods and services from companies for which our directors serve as executive officers or directors, the purchase of financial services and access to lines of credit from banks for which our directors serve as executive officers or directors, and the employment of family members of executive officers or directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following tables show information as of December 31, 2010, about persons known to us to be the beneficial owners of more than 5% of our common shares. This information was obtained from Schedules 13G filed with the Securities and Exchange Commission by the entities named below, and we have not independently verified it.

		Amount and Nature of	Percent
Title of Class	Name and Address of Beneficial Owner	Beneficial Ownership	of Class

No Par Value Common	BlackRock Inc.(1) 40 East 52nd Street New York, NY 10022	6,929,272	6.73%

(1)	BlackRock Inc. is a parent holding company that has subsidiaries which act as investment advisors to manage discretionary investment accounts on behalf of their clients. The subsidiaries have sole dispositive and sole voting power with respect to all of the shares reported.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the number of shares of our common stock beneficially owned as of February 9, 2011, directly or indirectly, by each director and by each executive officer named in the Summary Compensation Table.

	Amount and			Vested		Performance-
	Nature of		Percent	Restricted	Deferred	Contingent
	Beneficial		Of	Stock	Compensation	Restricted
Name of Beneficial Owner	Ownership(1)		Class(2)	Units(3)	Units(4)	Stock Units(5)

J.L. Coker	122,200	(6)	–	–	11,535	–
Director
P.L. Davies	7,000		–	–	11,536	–
Director
C.C. Fort	323,246	(7)	–	–	11,535	–
Director
E.H. Lawton, III	348,450	(8)	–	–	11,535	–
Director
J.E. Linville	748,213		–	–	11,535	–
Director
J.M. Micali	15,828		–	–	17,753	–
Director
J.H. Mullin, III	30,000		–	–	15,325	–
Director
L.W. Newton	–		–	–	5,628	–
Director
M.D. Oken	5,350		–	–	11,475	–
Director
P.R. Rollier	4,000		–	–	7,963	–
Director
T.E. Whiddon	22,000		–	–	11,536	–
Director
H.E. DeLoach, Jr.	1,270,864	(9)	1.3%	275,978	1,181	264,438
Chairman, Chief Executive Officer and Director
C.J. Hupfer	271,337		–	8,968	–	64,550
Senior Vice President and Chief Financial Officer
M.J. Sanders	211,431		–	9,291	–	30,813
President and Chief Operating Officer
R.D. Fuller	119,991		–	–	–	–
Vice President
R.C. Tiede	51,529		–	–	–	–
Vice President
All Executive Officers and Directors as a group	4,555,176		4.5%	370,019	168,228	513,141
(31 persons)

(1)	The directors and named executive officers have sole voting and dispositive power over the shares unless otherwise indicated in the footnotes. The number includes shares subject to currently exercisable options and those exercisable within 60 days granted under the 1991 Key Employee Stock Option Plan (the “1991 Plan”), the 1996 Non-Employee Directors’ Stock Plan (the “1996 Plan”), and the 2008 Long-Term Incentive Plan (the “2008 Plan”) for the following directors and named executive officers: J.L. Coker – 9,000; P.L. Davies – 7,000; C.C. Fort – 13,000; E.H. Lawton, III – 0; J.E. Linville – 6,000; J.M. Micali – 11,000; J.H. Mullin, III – 15,000; T.E. Whiddon – 17,000; H.E. DeLoach, Jr. – 985,400; C.J. Hupfer – 264,000; M.J. Sanders – 202,500; R.D. Fuller – 79,900; R.C. Tiede – 46,900; and for all executive officers and directors as a group – 2,419,681.

Also included are shares held in our Dividend Reinvestment Plan (5,526) and shares held in our Savings Plan (33,729).

Shareholdings in this column do not include restricted stock units granted under the 1991 Plan, the 1996 Plan, or the 2008 Plan (issuance of which has been deferred until retirement), compensation which has been deferred into Sonoco stock equivalent units, performance contingent restricted stock units granted under the 1991 Plan, the 1996 Plan, and 2008 Plan or restoration units credited under the Omnibus Benefit Restoration Plan. Please see the columns to the right and footnotes 3, 4 and 5 below.

(2)	Percentages not shown are less than 1%.

(3)	Issuance of these shares has been deferred until retirement; accordingly, no present dispositive or voting rights are associated with them.

(4)	Compensation deferred into Sonoco stock equivalent units. No dispositive or voting rights are associated with these units. Prior to 2009, Sonoco stock restoration units in the Omnibus Benefit Restoration Plan were credited to employees who had reached the Internal Revenue Code limits under the Sonoco Savings Plan to restore the Company match that would otherwise be lost because of these limits. Effective January 1, 2009, the Restoration Plan was amended to convert existing restoration units to investments unrelated to Sonoco stock.

(5)	Performance-contingent restricted stock unit payouts which vested under the Long-term Incentive Compensation Program for the performance periods ended December 31, 2005, December 31, 2006, December 31, 2007, December 31, 2008, December 31, 2009 and December 31, 2010. Issuance of these shares has been deferred until retirement and no present dispositive or voting rights are associated with them.

(6)	Includes 72,000 shares pledged as security.

(7)	Includes 239,255 shares pledged as security.

(8)	Includes 283,145 shares owned by an educational trust of which Mr. Lawton is a trustee. Mr. Lawton shares voting and investment power over these shares with six other trustees, but he has no pecuniary interest in this trust and disclaims beneficial ownership of these shares.

(9)	Includes 12,365 shares of common stock owned by Mrs. DeLoach, as to which Mr. DeLoach disclaims beneficial ownership. Also includes 223,338 shares owned by trusts of which Mr. DeLoach is trustee. Mr. DeLoach shares voting and investment power over these trusts with other trustees, but he has no pecuniary interest in these trusts and disclaims beneficial ownership of these shares.

On April 15, 2003, the Board of Directors adopted a resolution establishing stock ownership guidelines for outside directors. The guidelines establish a target level of ownership of our common stock based on years of service as a director from the date the guidelines were established. The guidelines are as follows: 3,000 shares, 5,000 shares and 8,000 shares after two, four, and six years of service, respectively. Compensation deferred into Sonoco stock equivalent units are included in determining whether these guidelines have been met. All of our directors have met these guidelines.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and executive officers are required to file reports with the Securities and Exchange Commission and the New York Stock Exchange showing the number of shares of any class of our equity securities they owned when they became a director or executive officer, and, after that, any changes in their ownership of our securities. These reports are required by Section 16(a) of the Securities Exchange Act of 1934.

As is the practice with many companies, we file the required reports for our directors and executive officers based on the records we have and information furnished to us by our directors and executive officers. Based on such information, in 2010 we made all of the required filings on a timely basis.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Our compensation decisions for 2010 were influenced by a variety of factors with the overarching goal of linking pay with performance. Our decisions around goal setting and other actions influencing executive compensation were based on the expectation that the global economy would gradually improve during the year. We anticipated that our businesses which primarily serve industrial markets would improve during the year and that our consumer-related businesses would benefit from a return to more normal consumer shopping patterns. Our goal setting process in this turbulent and uncertain environment was robust and based on historical operating trends.

Despite the muted economic recovery during 2010, the Company performed extremely well both on an absolute and relative basis as evidenced by the following:

•	Base earnings per diluted share increased 31% to $2.34, compared with 2009. Base earnings before interest and taxes (base EBIT) margins grew by 100 basis points year over year, withstanding a significant negative price/cost headwind resulting from higher raw materials, energy and freight inflation. The Company’s two largest business segments — Tubes and Cores/Paper and Consumer Packaging — had base EBIT increases of 80% and 6%, respectively. And, the Consumer Packaging segment produced record operating profits for the third year in a row. (Base earnings per diluted share and base EBIT are non-GAAP financial measures adjusted to remove restructuring charges, asset impairment charges, environmental remediation charges, debt tender costs, acquisition costs and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the underlying financial performance of the business. Additional information about these non-financial measures along with reconciliations to their most closely applicable GAAP financial measures is provided in the Company’s 2010 Form 10-K.)

•	Net sales increased by approximately 15% to a record $4.124 billion, compared with 2009. Sales increased in 2010 at the highest growth rate since 1995. Each of the Company’s business segments experienced revenue growth with the Company’s two largest segments — Tubes and Cores/Paper and Consumer Packaging — registering a 23% and 8% increase, respectively. Also, new product sales were $165 million, which was the third consecutive year that we have developed more than $100 million in revenues from the introduction of new products.

•	Free cash flow (which we define as operating cash flow minus capital expenditures and dividends) was $117 million, compared with $179 million in 2009. Free cash flow was reduced in 2010 due to an increased use of cash to fund working capital resulting from increased business activity, higher capital expenditures and dividends. We used our $375 million in operating cash flow to grow the Company and return value to shareholders. The Company invested $146 million in capital expenditures and spent $138 million in acquiring businesses, which will add approximately $170 million in annual sales. For the 28th consecutive year, we increased cash dividends to shareholders while paying out a record $111.8 million. We also repurchased 695,000 shares of common stock for $23 million, as part of an announced program to repurchase two million shares of stock by the end of the first quarter of 2011.

•	Shareholders received a total return on their investment of 19.2% in 2010, which was ahead of the S&P 500 (15.1%), Dow Industrials (14.1%), Russell 1000 (16.1%), Russell 3000 (16.9%) and the Dow Jones U.S. Containers & Packaging (15.4%) and Dow Jones U.S. Paper and Packaging (6.7%) indices. The Company also provided a total shareholder return of 16.1% over the past three years and 36.6% over the past five years, again outperforming the above mentioned indices. The Company is focused on achieving double-digit total returns for its shareholders and over the past 10 years has provided an 11.8% average annual return.

•	The Company has one of the strongest balance sheets when compared with its North American packaging peers. Standard & Poor’s ranks the Company’s investment grade debt at BBB+, which is one of the highest rankings in the packaging industry. Our strong capital position allowed us to undertake several positive financing actions during the year which will provide access to capital and savings for decades. We renewed a five-year revolving line of credit for $350 million that supports our commercial paper program. In addition, we issued

$350 million in 30-year bonds with a coupon of 5.75%, or 190 basis points over U.S. Treasuries. We also tendered to buy-in $244 million worth of bonds and retired $100 million in maturing bonds. Despite funding growth and returning cash to shareholders, the Company ended the year with a debt-to-total capital ratio of 29.2%, which is the lowest level since 1986.

In addition to these strong financial results, the management team took actions to position the Company strategically for the future. Such efforts included the following:

•	We completed a structural reorganization which reduced the number of separate operating divisions from 19 to six business units. These actions reduced annual operating costs by approximately $20 million and allowed us to shift resources to our businesses with the best opportunity for global growth.

•	The Company expanded its highly successful Corporate Customer program, which is aimed at providing coordinated account leadership with the Company’s seven largest consumer products customers. In 2010, sales to these customers totaled approximately $1 billion, and annual sales growth with these customers has averaged 5% over the past five years.

•	The Company was one of only two U.S.-based packaging companies to be selected to the prestigious Dow Jones Sustainability World Index (DJSI), which recognizes global companies that are leaders in terms of economic performance, environmental stewardship and social responsibility. Only 318 global companies out of more than 3,000 that were eligible were selected through a rigorous industry benchmarking process. In addition, the Company was ranked in the top quartile of the 500 largest publicly traded U.S. companies in Newsweek magazine’s Green Rankings. The Company’s reputation was rated third in the General Industrials sector and 33rd overall. Sonoco’s Green Policies and Performance ranking was 109th overall and fifth in the General Industrials sector.

•	Hewitt and Fortune magazine also selected the Company as one of the Top 25 Companies for Developing Leaders for the third consecutive time. This designation is a direct result of the significant efforts of our executive officers and the commitment they provided to our organization ensuring development of top talent.

The Executive Compensation Committee of our Board of Directors (the “Committee”) is responsible for the oversight of all executive compensation. Based on these results, the Committee determined that the Company performed at a superior level when measured against both its packaging peers and its internal benchmark of achieving average annual double-digit total return to shareholders and return on capital and equity in the top quartile of the S&P 500. Highlighted below is the rationale for the key actions and decisions made with respect to our executive compensation programs for 2010, which cover our executive officers, including the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other most highly compensated executive officers, who are our Named Executive Officers (“NEOs”).

Compensation	Principal Contribution to
Component	Compensation Objectives	Description and 2010 Highlights

Base Salary
•   Attracts, retains and rewards executives with an appropriate salary level that reflects the executive’s scope and breadth of responsibility, his or her individual performance against the objectives set for his or her position and their relative value in the marketplace.

•   Base salaries are targeted at the 50th percentile based on a market comparison to independent salary surveys and our industry comparator group, which is described on page 26. Actual positioning varies above or below the median to reflect each executive’s performance over time, readiness for promotion to a higher level, experience and skill set relative to peer counterparts and criticality to the Company. Generally, executives who are newly promoted are positioned below the 50th percentile, whereas those who are highly experienced and performing at superior levels are placed above.

•   The Committee approved merit increases for the NEOs and other executive officers on April 1, 2010, the first in 34 months (the last increase was June 1, 2007). The Committee felt such increases were warranted in light of continuing improvements in the Company’s operating results.

Compensation	Principal Contribution to
Component	Compensation Objectives	Description and 2010 Highlights

Performance- Based Annual Cash Incentive
•   Focuses executives on achieving annual financial and operating results. Elements in the plan are directly linked to driving shareholder value. Total cash compensation of base salary and the targeted incentive opportunity is linked to what is considered competitive in the marketplace. Actual compensation, however, varies above or below the competitive benchmark depending on actual Company performance.

•   Performance-based annual cash incentives are determined based on how well the Company performs against pre-established goals for base earnings per share, revenue growth and working capital improvement. The Committee establishes a threshold, a target and a maximum goal for each element. Each level represents a different performance expectation considering factors such as the Company’s annual operating budget for the year, the Company’s prior year’s performance, and the historical performance levels of our packaging peer group. Target is established at a performance level considered to be above average performance, and the corresponding compensation level equates to what is considered competitive as compared to data derived from independent market surveys. Threshold goal is set at what is considered minimally acceptable performance and corresponds to what is considered to represent a below median compensation level, while maximum goal equates to what is believed to represent superior performance for the year and correspondingly an above median compensation opportunity.

•   Actual performance for 2010 exceeded the maximum goal set for each element in the cash incentive plan and represented exceptional performance. As a result, the Committee approved cash incentive payouts at the maximum amount that could be earned for each of the NEOs for 2010.

Compensation	Principal Contribution to
Component	Compensation Objectives	Description and 2010 Highlights

Long-Term Equity Incentives
•   Rewards the achievement of long-term business objectives that benefit our shareholders. Elements in the plan directly link compensation with share price improvement over a multi-year period. Supports the retention of a talented management team over time.

•   Long-term incentives are comprised of two components: a three-year long-term incentive plan (utilizing performance contingent restricted stock units) and stock-settled stock appreciation rights, which function similarly to stock options. The Committee took several actions relating to these compensation plans.

 Three-year Long-term Incentive Plan

○  For the three-year plan beginning in 2010, the Committee established three levels of goal attainment based on three-year cumulative earnings per share and three-year average return on net assets, and determined the corresponding award size for each performance level for each NEO. These goals were set based on what the Committee perceives to be acceptable, superior and exceptional performance in the context of the Company’s stated objectives for total return to shareholders and returns on capital and equity.

○  The Committee also approved the vesting of 52% of threshold shares under the long-term plan that began in 2008 and ended on December 31, 2010. Less than 100% of threshold shares were earned under the plan because of the unanticipated severe economic downturn that began in late 2008 and continued into 2009, and the corresponding impact this had on company earnings and returns. To support retention of key staff during economic downturns and reduce resulting pressure to make special awards, the plan provides that if less than 100% of threshold shares vest, then the difference between what actually vests and 100% (in this instance, 48% of the threshold shares) may vest in two equal portions at the end of the fourth and fifth year of the plan, or at the end of 2011 and 2012 respectively. To earn the award, executives must remain employed by us during this period.

 Stock-Settled Stock Appreciation Rights

○  The Committee also determined and approved the award of stock-settled stock appreciation rights for each NEO. These awards will only have value if the stock price increases above the strike price of $28.48 during the grant’s seven year term, but only after the one year vesting period.

In summary, the Committee concluded that the 2010 performance-based compensation together with 2010 base salary levels are well aligned with the Company’s performance for the year and that the linkage between pay and performance is strong.

Other Compensation Elements

In addition to the compensation elements described above, the Committee has established other compensation elements consisting of executive benefits and perquisites. The objectives and 2010 highlights of these elements are described below.

Compensation	Principal Contribution to
Component	Compensation Objectives	Description and 2010 Highlights

Retirement and Other Benefits
•   Helps to attract and retain talented executives with benefits that are comparable to those offered by companies in our peer group and other companies with whom we compete for talent. The retirement plan includes vesting features that help us retain top quality talent as well as increase stock ownership among executives.

•   Benefits consist of a Supplemental Retirement Plan and Executive Life Insurance Plan.

•   The Supplemental Executive Retirement Plan provides eligible officers (Mr. Tiede is the only participating NEO) with an account-based supplemental defined contribution arrangement (“DC SERP”) composed of annual contributions invested in Sonoco deferred restricted stock units and an interest account. Officers elected after 2007 (including Mr. Tiede) participate in this plan.

•   Officers elected before 2008 (Messrs DeLoach, Hupfer, Sanders and Fuller) participate in a supplemental defined benefit pension plan (“DB SERP”). The Committee amended the DB SERP in 2010 to “freeze” benefit accruals on December 31, 2018, which is consistent with the Company’s defined benefit retirement plans covering most other employees, which were also amended to freeze benefit accruals effective December 31, 2018. Affected DB SERP participants will automatically transfer to the DC SERP effective January 1, 2019, and will be covered by that Plan prospectively.

•   The Company also provides Executive Life Insurance to officers during active service, based on their position and the date of their election as an officer. (The coverage provided consists of term life insurance, issued since 2004, and permanent life insurance, issued prior to 2004 for a frozen group of seven officers.)

Perquisites
•   Perquisites are limited and consist of the use of the Company aircraft for personal travel or family emergencies which assists in minimizing time involved in commercial travel that could otherwise be directed to our business.

•   Personal usage of the Company aircraft totaled $5,996 for the CEO. Two of the remaining NEOs had personal usage of the Company aircraft in 2010 which totaled $5,254 and $3,087 for Mr. Sanders and Mr. Hupfer respectively.

Compensation Policies

During the year, we made several changes to the Company’s compensation practices or policies to align them with what is considered best practice. The actions taken include the following:

•	The Committee utilized its compensation consultant, Frederic W. Cook and Co., which is further described on page 34, to conduct a risk assessment of our compensation programs. As a result of this study, the Committee concluded that our compensation policies and practices for fiscal 2010 do not create risks that are reasonably likely to have a material adverse effect on the Company.

•	The Committee adopted an anti-hedging policy that is further described on page 34. This policy prohibits our directors, executive officers or other employees from entering into speculative transactions in Sonoco stock, which would put personal interests in conflict with the best interests of the Company and its shareholders.

•	The Committee revised the stock ownership guidelines for executives to better align with best practice. The Committee believes executive officers should have a meaningful ownership interest in the Company. These changes are described on page 34.

•	The Committee also committed to adopting a formal clawback policy for adjustment or recovery of incentive awards or payments in the event of a financial restatement once the Securities and Exchange Commission (“SEC”) issues final regulations on this subject.

COMPENSATION OBJECTIVES

The Committee is comprised of all independent directors. The Committee establishes the Company’s overall compensation philosophy, oversees the development and implementation of various compensation programs and determines the executive compensation provided to all our executive officers, including our NEOs. Information about the purposes of the Committee and its processes and procedures for consideration and determination of executive officer compensation is outlined under the caption “Board Meetings and Committees of the Board — Executive Compensation Committee” on page 13 of this Proxy Statement and also through the Investor Relations section of our website at www.sonoco.com. The Executive Compensation Committee does not delegate its decision-making authority relating to executive compensation.

Our compensation program is designed to meet three principal objectives:

1.	Attract, retain and reward executives whose contributions support the Company’s long-term success;

2.	Encourage achievement of both short and long-term financial and strategic goals by directly linking Company performance to executive compensation; and

3.	Ensure consistent and continuing alignment of management actions and shareholders’ interests.

Each aspect of our overall compensation program is designed to support these objectives to various degrees with the overarching goal of maximizing long-term shareholder value.

PAY MIX AND PAY PHILOSOPHY

The executive compensation program consists of several components:

Direct compensation elements, consisting of

• Base salary

• Performance-based annual cash incentive

• Long-term equity incentive

Executive benefit elements, consisting of

• Supplemental executive retirement benefits

• Executive life insurance

Limited perquisites

Direct Compensation Elements

Base salary, performance-based annual cash incentive and long-term equity incentives comprise total direct compensation for each executive. With the exception of base salary, all elements of direct compensation are variable and intended to fluctuate based on performance as measured by both operating results and changes in shareholder value. This pay mix supports our pay-for-performance compensation objective and places a significant amount of compensation at risk.

All the NEOs including the CEO have more weight on long-term incentives than short-term to reflect the importance of making strategic decisions that focus on long-term results. For the weighting between annual and long-term incentives, the CEO has the greatest weighting on the long-term to provide the strongest alignment with shareholder interests.

The following charts illustrate these principles and are based on 2010 direct compensation components at target. For annual performance-based cash incentives, “target” incentive is used. For long-term equity incentives, “target” is equal to the grant date value of the shares and is described in the “Long-Term Equity Incentives” section on page 28. The method to value shares is consistent with the information presented in the “Summary Compensation Table” on page 36.

2010 Targeted Total Compensation

USE OF PEER COMPANY DATA AND MARKET SURVEYS

The Committee relies on three national compensation surveys conducted by independent consulting firms, including the Hay Group (over 600 participants), Hewitt Associates (over 350 participants), and Towers Watson (over 800 participants). We match our corporate officer positions to survey data from companies with sales in the $1 billion to $5 billion range to help ensure that the data reflects the market for talent among companies comparable in size to Sonoco. Likewise, we match division officer positions to similar positions in the survey data for comparable division revenue ranges. In addition to these broad surveys, at least annually the Committee’s consultant prepares customized compensation studies with respect to our NEOs in comparison to the NEOs of a 13-company group of packaging companies that have revenues, assets and market capitalization similar to those of Sonoco.

The 13 peer packaging companies, each of which has revenues that generally range between 50% and 200% of Sonoco’s revenue are:

Aptar Group Incorporated	Owens-Illinois Incorporated
Avery Dennison Corporation	Packaging Corporation of America
Ball Corporation	Pactiv Corporation
Bemis Company Incorporated	Rock-Tenn Company
Crown Holdings Incorporated	Sealed Air Corporation
Greif Incorporated	Silgan Holdings
Mead Westvaco Corporation

The Committee uses information from the broader survey data to set specific compensation levels, but cross checks these levels against the more specific peer company data. In most cases the data from both sources are comparable.

DESCRIPTION OF COMPENSATION ELEMENTS AND 2010 COMMITTEE ACTIONS

Base Salary

The Committee establishes a market rate for each executive officer position based on a structured job evaluation system used for broad based compensation in the Company as well as a comparison to market salary surveys at median as outlined above. Each year, the Committee reviews the base salary of all executives including the CEO, the CFO and the other NEOs. The decision on whether to award merit increases for the executive officer group as a whole takes into consideration the salary and wage increases being awarded to other levels of employees in the Company, the current economic environment and the operating results of the Company. The decisions relative to the amount of individual merit increase awards are based primarily on each executive’s performance in the past year, as well as the relationship of his or her current salary to his or her position’s base salary market rate. Generally, executives who are newly promoted are positioned below the 50th percentile, whereas those who are highly experienced and performing at superior levels are placed above.

Base salary increases are also considered and awarded upon promotions or appointment to positions of greater responsibility.

2010 Committee Actions — Base Salary

At its April 2010 meeting, the Committee approved merit increases for the executive officer group. In making the increases the Committee considered the fact that other employees in the Company had been awarded increases earlier in the year, that the external operating environment had improved and Company results had also improved. Furthermore, officers had not received an increase in base salary since June 1, 2007. The CEO received an increase of 5% based on the Committee’s assessment of his performance which resulted in his salary being 107.3% of his market rate (the median of market salary surveys). Other NEOs’ salary increases ranged from 3% to 5% with an average increase of 4.5%, which resulted in an average percent to market of 102%. Two NEOs who had salaries that were particularly low compared to their market rates in light of their performance and experience level received a special adjustment to bring their salaries more in line with the market rates. Mr. Hupfer received a 5% increase to bring him to 93.1% of his market rate and Mr. Fuller received a 7.5% increase to bring him to 95.8% of his market rate.

The Committee also awarded a 15% promotional increase to Mr. Sanders upon his promotion to President and Chief Operating Officer on December 1, 2010 and a 5% promotional increase to Mr. Fuller effective January 1, 2011 upon expansion of his role to Vice President, Global Rigid Paper and Plastics.

Performance-Based Annual Cash Incentive

In 2000, the Board of Directors adopted, and the shareholders approved, the Performance-Based Annual Incentive Plan for Executive Officers (“PBAI Plan”). Under the terms of this plan, an annual maximum of 2.75% of income from operations, as defined in the plan, was established as an incentive pool for the NEOs other than the CFO. The total amount of annual incentive awards paid to these individuals cannot exceed this maximum and any individual participant award cannot exceed 30% of the pool. The amounts of actual incentive awards made by the Committee to the NEOs have historically been substantially lower than the maximum plan award levels allocated by the PBAI Plan. The Committee uses negative discretion under the PBAI Plan to reduce the maximum awards using such factors as it deems appropriate with the primary factor being the performance against the goals in the Officers’ Incentive Plan (“OIP”) as described in the paragraphs below.

To determine the actual awards each year, the Committee establishes under the OIP a “threshold”, a “target” and a “maximum” incentive amount for each NEO, including the CFO who is not covered under the PBAI Plan. These represent a percentage of base salary. “Target” is established at a level considered to be competitive as compared to the previously described market surveys. “Threshold” is equal to 40% of “target”. “Maximum” is equal to two times “target.”

The Committee also determines each year the types of financial measures that will be used under the OIP. Normally, performance at budget will earn a “target” award since budget is set to reflect what the Board believes will represent above average performance for the year versus peers. However, the Committee may choose to set “target” incentive for performance above or below budget depending on the degree of difficulty in achieving budget in any one year. Similarly, the Committee establishes financial objectives for maximum incentive that are well above budget, which is believed to be superior performance for the year.

For the last several years the Committee has selected the following financial measures and weightings for the OIP.

Incentive Plan Elements	For All NEOs

Base Earnings per Share	60%
Revenue Growth	20%
Working Capital Improvement	20%

The Committee selected these elements because they represented the most critical business success factors in 2010 and are considered to be the key performance variables essential to maximizing shareholder value.

Base earnings per share is defined as earnings per share excluding the impact of restructuring charges and certain non-recurring, infrequent or unusual items, and is used to place primary focus on year-over-year operating results. Revenue growth excludes revenue from acquisitions completed during the year. Working capital improvement is based on a year-over-year 12-month comparison, and is stated in terms of working capital or cash gap days (days of accounts receivable and inventory less days of accounts payable).

Base earnings per share is considered to be the most critical element for determining share price and, in turn, shareholder value and consequently, the Committee believes that a 60% weighting of this element for executive officers was appropriate. Revenue growth was weighted at 20%, but profitable revenue growth was more important and therefore base earnings per share was weighted more than revenue growth. Working capital improvement was included as an element for NEOs to encourage efforts to increase cash flow through the reduction in our working capital requirements. This element was also weighted 20%.

The Committee has limited discretion to adjust payouts under the OIP up to an amount equal to 20% of the maximum incentive of all executive officers, but not an amount that would exceed the maximum permitted award level for each NEO under the PBAI Plan. These adjustments, if any, would be based upon consideration of individual performance or other factors that the Committee determines warrant an adjustment, such as external market challenges or global economic events. The Committee did not use any discretion in adjusting payouts under the OIP in 2010.

2010 Committee Actions — Performance-Based Annual Cash Incentive

Under the PBAI Plan for 2010, the maximum incentive pool for all NEOs except the CFO was $10,012,228 of which no more than 30% ($3,003,668) could be allocated to any one participant. The actual awards paid were determined by the Committee in its exercise of negative discretion, primarily on the basis of performance under the OIP as described below.

The Committee established an annual incentive compensation threshold, target and maximum payout under the OIP expressed as a percentage of base salary for each NEO, as follows:

	Annual Incentive	Annual Incentive	Annual Incentive
	Compensation at	Compensation at	Compensation at
	Threshold	Target	Maximum

H.E. DeLoach, Jr.	40%	100%	200%
C.J. Hupfer	30%	75%	150%
M.J. Sanders*	32%	81%	161%
R.D. Fuller	28%	70%	140%
R.C. Tiede	28%	70%	140%

*	Mr. Sanders participated in two different levels of the Company’s Officer Incentive Plan during 2010. Until December 1, 2010 as Executive Vice President, he participated in the plan with a threshold, target and maximum payout as a percent of base salary equal to 32%, 80%, and 160%, respectively. On December 1, he was promoted to President and Chief Operating Officer which increased his threshold, target and maximum payout as a percent of base salary to 35%, 87.5%, and 175%, respectively. The amounts above reflect the relative weighted value of the two levels of the plan.

Financial goals established under the OIP at the beginning of the plan year and the actual 2010 performance were as follows:

				Actual 2010
	Threshold	Target	Maximum	Performance

Base Earnings per Share
Amount	$1.78	$2.00	$2.10	$2.34
Revenue (excluding acquisitions made in the year)
Amount (millions)	$3,597.3	$3,777.2	$3,885.1	$4,052.1
Working Capital
Cash Gap Days	44.5 days	43.25 days	42 days	39.5 days

Our base earnings per share increased by 31.5% over 2009 to $2.34 and exceeded the maximum performance level. Therefore, all of the NEOs earned the maximum incentive compensation on this component of the overall incentive opportunity as defined by the Committee at the beginning of the performance period.

Revenue for the year was $4,052,051, a 12.6% increase over 2009. Therefore, all of the NEOs earned the maximum incentive compensation on this component of the overall incentive opportunity.

Cash gap days were 39.5 days, which exceeded the maximum performance level and, as a result, all of the NEOs earned the maximum incentive compensation on this component of the overall incentive opportunity.

The following table shows the dollar amount of annual incentive compensation awarded to each of the NEOs for 2010 based on our 2010 performance discussed above and under the caption “Executive Summary” on page 19, the percentage of target, and the actual percentage of each NEOs base salary.

	Annual Incentive
	Compensation	Percentage	Percentage of
Officer	For 2010	of Target	Base Salary

H.E. DeLoach, Jr.	$2,124,006	200%	200%
C.J. Hupfer	681,638	200%	150%
M.J. Sanders	848,057	200%	161%
R.D. Fuller	518,595	200%	140%
R.C. Tiede	536,869	200%	140%

Long-Term Equity Incentives

Long-term equity incentives are awarded under our Long-Term Incentive Plan which was approved by our Shareholders in 2008 (the “Plan”). The Plan provides for various types of equity awards, including restricted stock, restricted stock units, stock appreciation rights, options, performance shares, and performance units. Each year, we determine the types of awards that will be granted, and establish performance measures and performance periods for performance-based awards, and vesting schedules. The awards we have granted under the Plan have been comprised of stock-settled stock appreciation rights (“SSARs”) and performance contingent restricted stock units (“PCSUs”). The Committee determines these awards first by establishing the target amount for each element of total direct compensation targets (base salary, performance-based annual cash incentives and long-term equity incentives) for each executive officer position based on what is considered competitive as compared to the previously described market surveys. Once the total direct compensation target is determined, the amount of long-term equity award is established for each position by subtracting the sum of the market rate or actual base salary (whichever is higher) and the annual cash incentive compensation target from this amount.

The amount of long-term equity awards is then converted to SSARs and PCSUs and each officer receives a target mix of 75% PCSUs and 25% SSARs. The percent of PCSUs that vests depends on whether key financial goals are met over a three-year period. In the event that threshold performance goals are not attained and vesting at the end of the three-year performance period is less than 50% of the target award opportunity, the difference between 50% and what actually vests is deferred and payable in equal share installments at the end of years four and five assuming continued employment. The value of SSARs is based on stock price appreciation after the grant date. Both elements are key components of our well-balanced compensation system, but the Committee believes that the NEOs have the most direct influence on achieving Company financial goals and therefore the PCSUs are weighted more than the SSARs.

The actual target number of PCSUs or SSARs for each officer position may be adjusted up or down from the competitive benchmark based on the assessment of individual performance in the past year. The Committee believes that varying the initial target shares under the plan provides a strong motivator to achieve personal performance objectives. However, actual PCSU shares earned are still subject to the degree to which three-year company financial goals are met and can vary between 50% and 150% of the target shares.

It is our practice to grant SSARs, PCSUs, or other equity awards on the date of the first regular Board of Directors meeting in the calendar year. The SSAR exercise price is based on the closing price of our stock on that date. The recipients and the corresponding number of shares of equity awards, including stock options or SSARs and PCSUs, are approved by the Committee at its regular meeting on the day prior to the Board of Directors meeting. We occasionally make special stock option or SSAR awards to new employees. In such case, the exercise price is based on the closing price of our stock on the recipient’s first day of regular employment. We also occasionally make stock option, SSAR awards or grants of restricted stock units to a corporate officer in recognition of a promotion or a change in position status. The effective date of these awards is the day following approval by the Committee or the date of approval by the Board in the case of a new officer election.

Three-Year Long-term Incentive Plan (PCSUs)

To establish the three-year performance targets for PCSUs, the Committee takes into consideration the year’s budget for earnings per share, the longer term business outlook, and the Board’s expectations regarding what would represent acceptable, superior and outstanding business results over the three-year time horizon. The Committee established vesting requirements for meeting threshold, target and maximum goals which in the judgment of the Committee represent achievement of acceptable, superior and outstanding performance in the context of the Company’s stated objectives for total return to shareholders and returns on capital and equity. To encourage continued employment and to recognize the inherent difficulty in setting three-year goals, the award grants provide that if less than 50% of target shares are earned at the end of the three-year performance period, the difference between the shares earned and 50% will time-vest in equal-share amounts at the end of the fourth and fifth years, subject to the participant’s continued employment for that period. Discretion is not permitted if performance targets are not met. Performance goals will not be adjusted for sales, divestitures or acquisitions of businesses.

We do not pay any current dividends or credit any dividend equivalents on unvested PCSUs. For any PCSUs that vest, but are deferred until 6 months after separation from service by an individual executive officer, dividend equivalents are accumulated and converted into additional PCSUs from the time of vesting until the issuance of actual shares.

2010 Committee Actions — Three-year Long-term Incentive Plan (PCSUs)

On February 9, 2010, the Committee approved PCSU grants to 182 key employees, including the NEOs. The FASB ASC Topic 718 grant date fair values of PCSUs granted to the NEOs and the number of shares available at threshold, target, and maximum are shown in the “Grants of Plan-based Awards” table on page 38. The Committee granted Mr. DeLoach 80,400 shares which represents the target number of shares as described under “Long-term Equity Incentives” on page 28. The awards for the other NEOs ranged from target to 18,000 shares above target. These variations from target were determined based on performance in the past year as well as the executive’s potential for future contributions to our success which, in turn, supports our succession planning process.

The Committee also established goals for vesting of the shares based on two key financial measures: cumulative increases in base earnings per share (“BEPS”) and average return on net assets employed (“RONAE”) over the three-year performance period. The goals established are as follows:

	Threshold Vesting	Target Vesting	Maximum Vesting

Three-Year Compound Growth in BEPS	12.4%	19.1%	33.1%
Average Three-Year RONAE*	10.1%	10.4%	11.1%

*	Actual performance level required within the range depends on capital invested in acquisitions over the three-year period. The RONAE goals will be adjusted down by 0.1% for every $100 million of capital investment in acquisitions.

The Committee believes that both elements are critical factors in determining long-term shareholder returns and has weighted them equally in the three-year long-term plan.

Earned PCSU Awards in 2010

On February 5, 2008, the Committee granted PCSUs to thirteen executives, including the NEOs, as well as 211 key managers. The vesting of these shares was dependent on achieving pre-determined levels of cumulative BEPS and average RONAE for the three-year performance period from January 1, 2008 through December 31, 2010.

Threshold performance over the three-year period was set at $7.47 cumulative BEPS, which equated to an annual growth rate of 4% for 2008, 2009 and 2010, and at 11.25% average three-year RONAE. Actual performance was $6.75 cumulative BEPS which was less than threshold performance under the plan. Average RONAE was 11.27% and exceeded threshold performance under the plan. As a result, 52% of threshold shares vested at the end of 2010. Since less than 100% of threshold shares (50% of the target shares) vested, the remaining 48% of the threshold shares will time-vest and be settled in equal amounts at the end of 2011 and 2012, if the executive remains employed during that time period. The PCSUs for the 2008-2010 performance period that have been earned but have not yet vested are shown in the “Outstanding Equity Awards at 2010 Fiscal Year End” table on page 39. The PCSUs that have been earned and have vested are shown in the “2010 Option Exercises and Stock Vested” table on page 42.

2010 Committee Actions — Stock-Settled Stock Appreciation Rights

On February 9, 2010 the Committee also approved SSAR grants to 512 key employees, including the NEOs. The SSARs have a one-year vesting period and the grant price was set at $28.48 per share, the closing market price of our common stock on the date of grant of February 10, 2010. These SSARs will be valuable to the recipients only if the market price of our stock exceeds $28.48 during the term of the award. The grant date fair values and the number of SSARs granted to each of the NEOs are included in the “Grants of Plan-Based Awards” table on page 38. Target grants were calculated as described under “Long-term Equity Incentives” on page 28.

The Committee awarded Mr. DeLoach a grant of 116,400 SSARs, which is the target number as described above under “Long-Term Equity Incentives.” The awards to the other NEOs ranged from target to 22,900 above target based on the assessment of each officer’s performance in the past year as well as the officer’s potential for future contribution which supports our succession planning process.

Restricted Stock Units

We have a practice of making a special grant of time vesting restricted stock units (“RSUs”) to individuals when they are first elected an executive officer in recognition of this event and the individual’s increased responsibility. The number of shares granted is based on position. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares. The shares vest in three equal increments on the third, fourth and fifth anniversary of the grant if RSUs are granted all in one year, or at the third anniversary of each grant if granted over three years. Receipt of shares occurs six months following separation of service. If the executive officer leaves the Company for any reason before the shares vest, the unvested shares are forfeited. Individual grant agreements may provide for vesting on a prorata basis in the event of termination of employment as a result of death or disability. The restricted stock units do not have voting rights.

Upon consummation of a change in control that meets the criteria of Internal Revenue Code (“IRC”) Section 409A and the related regulations, all unvested RSUs will vest on a prorata basis. A lump sum payment equal to the aggregate fair market value of the vested RSUs will be issued to the participant within 30 days following the change in control unless the RSUs were subject to a deferral election or mandatory deferral under IRC Section 162(m).

2010 Committee Actions — Restricted Stock Units

During 2010, three new officers (none of the NEOs) were elected and awarded the special grant of restricted stock units referenced above.

Other Executive Compensation and Benefit Elements

Employment Contracts and Potential Payments Upon Termination or Change in Control

The Company has not historically provided employment contracts, severance agreements, change in control agreements, or other such financial security arrangements to our executive officers.

We have no formal severance policy for officers. We may, however, from time to time, negotiate individual severance compensation arrangements in exchange for a non-compete agreement at the time of separation as circumstances warrant.

Our long-term equity incentive plans also contain provisions for prorated or accelerated vesting of equity awards in the event of retirement, death, or disability, and in certain cases, change in control. SSAR grants provide that if termination occurs within two years of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder, unvested SSARs will immediately vest upon the date of termination. The Committee believes this provision is necessary so the executive officers can focus on long-term Company growth and improving stock value without risk of forfeiture. PCSU and RSU grants provide that unvested stock units will vest on a prorata basis upon a change in control. The Committee believes performance metrics can be disrupted and possibly become obsolete in determining the appropriate number of shares to vest during a change in control. See “Potential Benefits Payable Immediately Upon Certain Separation Events” on page 49. These provisions apply similarly to all plan participants, including those below the executive officer level.

Review of Overall Compensation Components and Aggregate Awards

To evaluate the overall competitiveness of the executive compensation program, each year at its April meeting the Committee reviews the total compensation package for each executive officer. This includes review of a tally sheet showing a history of base salary adjustments, annual incentive awards and total cash compensation for the last ten years (or term as an executive officer, if less), stock options or SSARs outstanding and the option price, unvested PCSUs (projected at threshold, target and maximum), unvested restricted stock units, the value of accrued retirement benefits and the amount of executive life insurance coverage. The Committee also reviews each element of the total amount of compensation awarded and realized during the prior year.

The Committee uses tally sheets to assess total executive compensation, to determine where total executive compensation falls in relation to peer companies, and to assess how the Company’s overall compensation programs operate. From this assessment, the Committee makes changes in overall plans or individual elements if it determines they are appropriate to meet overall compensation objectives. As a result of this review in 2009, the committee approved freezing benefit accruals under the DB SERP as of December 31, 2018, in line with recent amendments to the Company’s defined benefit retirement plan and its related restoration benefit under the Omnibus Benefit Restoration Plan.

The Committee does not have a practice of adjusting the size of current and future compensation awards or compensation program components to reflect amounts realized or unrealized by an individual from prior equity grants. In other words, awards are not increased to compensate for prior performance below target, nor are they decreased because of performance above target. Likewise, since earnings on equity compensation are not included in any pension calculation formula, any gains, or lack thereof, from prior awards are not considered in setting or earning retirement benefits.

Executive Perquisites

In support of our pay-for-performance philosophy, executive perquisites are limited to the occasional use of the company aircraft for personal travel or family emergencies. The CEO’s usage of the corporate aircraft helps minimize time involved in commercial travel that could otherwise be directed to our business and enhances his security. For other officers, personal use of the aircraft is reviewed on a case by case basis, and is permitted only under circumstances where there is direct benefit to us to minimize time spent on personal travel or in the case of family emergencies.

With the exception of gross-ups that might be paid pursuant to our broad-based employee relocation assistance plan, which covers all eligible salaried employees, and gross-ups on premiums paid pursuant to the frozen executive permanent life insurance program (described below), we do not provide income tax gross-ups to our executive officers, and our Compensation Committee has adopted a resolution that prohibits such payments. The limited exception for the frozen group of seven officers (including Messrs DeLoach, Hupfer and Sanders) who receive gross-ups on the premiums paid for permanent life insurance coverage was made because of pre-2004 contractual commitments to these officers. Following the retirement or other termination of these officers, the Company will no longer provide tax gross-ups on any perquisites to any officers.

Nonqualified Deferred Compensation Plans

We provide a Nonqualified Deferred Compensation Plan (“NQDC”) for our executive officers, including our NEOs, which is in line with general market practice and the Committee believes it is an important part of an attractive rewards program necessary to recruit and retain. Under the NQDC, our NEOs may voluntarily defer the receipt of a portion of base salary, annual incentive awards and/or performance contingent restricted stock units. The NQDC is an unfunded and unsecured obligation of the Company, meaning that payments of participant balances in the plan are not guaranteed if the Company becomes insolvent or bankrupt. Details about the plans and accumulated balances are described in more detail under the “Nonqualified Deferred Compensation” table on page 46 and the “Description of Nonqualified Deferred Compensation Plans” on page 47.

Executive Benefit Elements

We have two benefit programs that apply only to executive officers: an Executive Life Insurance Program and a Supplemental Executive Retirement Plan benefit (“SERP”). The Committee has designed the overall compensation program to include these two elements to be competitive with general market practices and to serve as retention vehicles. Attracting and retaining high caliber talent to our small town headquarters can be challenging and these two programs are designed to help ensure long-term retention of key senior talent.

Executive Life Insurance

We provide most of our active employees with company-paid life insurance that is currently limited to $100,000. We supplement this coverage with an executive life insurance program. Executive officers elected on or after April 1, 2004 receive company-paid term life insurance coverage that is approximately equal to three times base salary until the later of retirement or age 65. Mr. Fuller and Mr. Tiede are the only NEOs covered under this plan. The Committee believes that this amount of coverage is in line with industry practice and provides life insurance coverage in line with the earnings level of an executive officer.

Executive officers elected prior to April 1, 2004 receive a benefit approximately equal to three times salary plus target incentive, using a combination of term insurance and permanent (cash value) insurance. Messrs DeLoach, Hupfer and Sanders are included in this group; however, the CEO’s coverage is five times base salary plus target incentive. The CEO’s coverage level was implemented several years ago when competitive practices supported this level. We also have permanent life insurance contracts in place that provide coverage beyond age 65 to some of this frozen group of executive officers. This extended coverage uses the same multiple of pay, but that portion of the coverage is frozen based on salary and target incentive levels in effect at April 1, 2004. Only seven officers remain in this frozen executive life insurance plan.

We changed the level, duration and type of coverage (i.e., from permanent coverage to term coverage) in 2004 in response to regulatory and tax law changes that made executive permanent life insurance arrangements less cost effective (and less common at the levels we maintained at the time). Due to the long-term nature of the pre-2004 contract commitments we made to the executive officers and consistent with prevalent practice in unwinding these programs, we have continued to maintain the existing permanent life insurance coverage for the frozen group of seven executive officers. No new permanent life insurance coverage has been issued to any executive officers since 2004.

Supplemental Executive Retirement Plan Benefit

Persons elected to an executive officer position after January 1, 2008, will continue to receive the basic Company retirement benefit provided to all employees (including the “restoration” benefit under the Omnibus Benefit Restoration Plan that is provided to employees whose wages or benefit accruals exceed the annual qualified retirement plan limits). In addition officers receive an annual nonqualified plan contribution (equal to 10% of the prior year’s salary and earned incentive). Seventy-five percent of the annual contribution is invested in a fixed interest account based on 120% of the IRS applicable long-term rate. Twenty-five percent is issued in Sonoco deferred restricted stock units. The benefit vests at age 55 for participants with at least five years of service as an executive officer.

After retirement, an officer’s defined contribution SERP (“DC SERP”) “account” is paid in three installments, with the first installment payable six months after an officer’s retirement date, the second installment payable in January of the next year following the first installment, and the third installment payable in January of the year following the second installment. A more detailed description of the DC SERP benefit, the tax qualified Sonoco Investment and Retirement Plan (SIRP) and its related nonqualified SIRP Restoration Benefit is set forth under “Description of Nonqualified Deferred Compensation Plans” on page 47 of this Proxy Statement. Mr. Tiede is the only NEO who currently participates in these plans.

For executive officers elected before January 1, 2008, which is a frozen group of ten executive officers and includes the NEOs other than Mr. Tiede, the retirement benefit includes the Company’s basic defined benefit retirement plan benefit and the “restoration” benefit under the Omnibus Benefit Restoration Plan, which is provided to those employees whose wages or benefit accruals exceed the annual qualified retirement plan limits. In addition, a separate defined benefit SERP (“DB SERP”) benefit is provided, which, when combined with the basic retirement benefit, the restoration benefit and full Social Security benefits, equals 60% of the executive officer’s final average cash earnings, assuming age 65 retirement with at least fifteen years of Company service. The calculation excludes long-term compensation in any form. In line with recent amendments to the Company’s basic defined benefit retirement plan and the “restoration” benefit under the Omnibus Benefit Restoration Plan, no additional benefits will accrue under the DB SERP after December 31, 2018. Officers whose DB SERP benefit accruals are frozen effective December 31, 2018 will begin participating in the DC SERP effective January 1, 2019.

The DB SERP benefit will be paid in three equal installments after retirement, with the first installment payable six months after an officer’s retirement date, the second installment payable six months after payment of the first installment, and the third installment payable 12 months after the payment of the second installment. The payment of the installments may be extended if needed to eliminate adverse accounting treatment to the Company.

A more detailed description of the DB SERP benefit, restoration benefit and the qualified pension plan benefit is set forth under the “Pension Restoration Benefit and DB SERP Benefit in the Restoration Plan” on page 44 of this Proxy Statement.

Executive Compensation Policies

Tax Deductibility of Compensation

IRC Section 162(m) limits the tax deductibility of compensation paid to our CEO and the three other most highly compensated named executive officers employed at the end of the year (other than our CFO) to $1 million per year unless such amounts are determined to be performance-based compensation. The Committee has taken, and it intends to continue to take, reasonable steps necessary to assure our ability to deduct for federal tax purposes compensation provided to senior executives while maintaining compensation programs that support attraction and retention of key executives. However, such steps may not always be practical or consistent with the Committee’s compensation objectives. Given that the earnings limit for deductibility has remained fixed since 1993, and the value of some compensation elements cannot be determined until year-end, there are circumstances in which some executive compensation may not meet tax deductibility requirements. We can deduct all but $317,722 of the compensation shown in the Summary Compensation Table for 2010, excluding the value of equity-based awards which are subject to taxation in a later period.

Stock Ownership Guidelines and Anti-Hedging Policy

To emphasize the importance of linking executive and shareholder interests, the Board of Directors adopted new stock ownership guidelines in 2010 for executive officers. The new guidelines are effective as of January 1, 2011. The target level of ownership of common stock (or Common Stock Equivalents) is established as a multiple of each executive officer’s annual base salary as outlined below:

Chief Executive Officer	6.0 times annual base salary
Chief Operating Officer	4.0 times annual base salary
Executive Vice Presidents	3.0 times annual base salary
Senior Vice Presidents	2.0 times annual base salary
Other Officers	1.0 times annual base salary

Beginning on July 1, 2011, and until the executive attains the target ownership level and complies with the guidelines, the executive is required to retain 50% of net profit shares from the vesting of any full-value equity award or the exercise of a stock option or its equivalent.

Common stock held in the Sonoco Savings Plan, stock equivalents earned through nonqualified deferred compensation programs, vested restricted stock units, and any other beneficially owned shares of common stock are included in determining compliance with the guidelines. Unvested restricted stock units and shares that may be acquired through the exercise of stock options or stock-settled stock appreciation rights are not included in the calculation of stock ownership for guideline purposes.

In 2010, the Board of Directors adopted an anti-hedging policy for Company stock. Sonoco considers it inappropriate for any director, officer (including all NEOs), or other employee to enter into speculative transactions in Sonoco stock. Such activities may put personal interests and objectives in conflict with the best interests of the Company and its stockholders. Therefore, our policy prohibits the purchase or sale of puts, calls, options, warrants, or other derivative securities based on the Company’s stock by any director, officer or employee. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. These prohibitions do not apply to the exercise of stock options granted as part of a Company incentive plan.

Clawback Provision

The Committee is committed to adopting a formal clawback provision for adjustment or recovery of incentive awards or payments in the event that the performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. The Committee intends to comply with the requirements of the New York Stock Exchange expected to be adopted in accordance with regulations expected from the Securities and Exchange Commission (“SEC”) in 2011. Until a formal clawback policy is adopted, the Committee will address any situation that may arise and determine the proper and appropriate course of action in fairness to shareholders and award recipients.

ROLE OF INDEPENDENT COMPENSATION CONSULTANT

The Committee seeks input from Frederic W. Cook & Co., Inc., its independent compensation consultant, in its decision making process. The independent consultant reports directly to the Committee, and the Committee has the sole authority to retain or dismiss the consultant. The independent consultant does not provide services to the Company in any area other than executive and director compensation on behalf of the Committee.

The independent consultant is expected to assist the Committee and work on its behalf on matters related to the Committee’s purposes and responsibilities as set forth in the Committee charter, which is summarized under the “Corporate Governance — Board Meetings and Committees of the Board — Executive Compensation Committee” on page 13 and is also available through the Investor Relations section of our website at www.sonoco.com. The independent consultant periodically advises the Committee as to trends in executive compensation and also provides specialized studies or expert advice as requested with respect to executive compensation issues. In 2010, the independent consultant conducted a competitive compensation review of our NEOs compared to our peer group’s

NEOs, conducted a risk assessment of our overall compensation programs, analyzed the Company’s use of share-based compensation compared to our peer group, and assisted in the preparation of the Company’s public filings with regard to executive compensation. The independent consultant meets in private session with the Committee at least once a year and attends regular Committee meetings in person or by telephone as requested. The independent consultant also provides advice and performs competitive analysis with respect to director compensation, as requested, for the Corporate Governance and Nominating Committee.

ROLE OF EXECUTIVE OFFICERS IN DETERMINING EXECUTIVE COMPENSATION

In order to evaluate performance and use it as a basis for making compensation decisions, the full Board of Directors participates in a formal performance review process that is used for determining the CEO’s compensation. The CEO provides a written evaluation of performance against objectives at year-end to each director. Each individual director completes a written evaluation of the CEO’s performance. Results are compiled by the Chair of the Corporate Governance and Nominating Committee, who then provides a copy to each director prior to the first Board of Directors meeting for the year. The Committee uses this summary from the Board of Directors to make decisions relative to the CEO’s compensation. The Committee also uses input from its independent compensation consultant in making decisions regarding the CEO’s compensation. The CEO does not participate in decisions regarding the determination of his own compensation, other than to prepare the summary of his results versus objectives for the year as described above.

For the other NEOs and executives, the Committee receives input and recommendations from our CEO as well as its independent compensation consultant. The NEOs or other officers do not have a role in the determination of their own compensation except to provide and discuss their performance against objectives during their annual performance reviews.

COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” included in this Proxy Statement with management. Based on that review and discussion, the Executive Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the year ended December 31, 2010, and in this Proxy Statement.

J.H. Mullin, III (Chair)  P.L. Davies
C.C. Fort  J.M. Micali  M.D. Oken

COMPENSATION RISK REVIEW

With the assistance of the Committee’s independent compensation consultant, we reviewed our compensation policies and practices applicable to our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company. The key features of the executive compensation program that support this conclusion are the following:

•	Appropriate pay philosophy, peer group and market positioning

•	An effective balance between cash and equity compensation, and short- and long-term performance focus

•	Performance objectives are set with an appropriate level of difficulty that reflects the Board-approved annual budget and long-term strategic planning objectives

•	Multiple performance metrics are used in the annual and longer-term incentive programs to create a balanced focus on growth, profitability and asset efficiency, as well as absolute stock price appreciation

•	The Committee has the ability to use its discretion to reduce earned incentive compensation based on a subjective evaluation of the quality of earnings, individual performance and other factors

•	The presence of meaningful risk mitigators such as substantial stock ownership guidelines, Committee oversight and use of an independent external consultant

SUMMARY COMPENSATION TABLE

								Change
								in Pension
								Value and
								Nonqualified
							Non-Equity	Deferred	All Other
					Stock	Option	Incentive Plan	Compensation	Compen-
Name and				Bonus	Awards	Awards	Compensation	Earnings	sation
Principal Position	Year		Salary ($)	($)	(1) ($)	(2) ($)	(3) ($)	(4) ($)	(5) ($)	Total ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Harris E. DeLoach, Jr.	2010		$1,062,003	$-0-	$2,051,004	$729,828	$2,124,006	$1,490,828	$302,937	$7,760,606
Chairman and	2009		1,023,600	-0-	2,369,000	799,900	1,601,217	2,601,029	322,418	8,717,164
Chief Executive Officer	2008		1,023,600	-0-	2,197,500	483,960	552,027	3,029,909	402,825	7,689,821

Charles J. Hupfer	2010		454,425	-0-	477,037	313,500	681,638	1,440,758	58,726	3,426,084
Senior Vice President and	2009		422,700	-0-	592,250	172,610	476,890	918,866	54,599	2,637,915
Chief Financial Officer	2008		422,700	-0-	527,400	126,440	170,982	628,285	85,844	1,961,651

M. Jack Sanders	2010		525,318	-0-	1,275,500	326,040	848,057	1,331,541	68,786	4,375,242
President and	2009		500,004	-0-	852,840	210,500	625,704	999,927	62,658	3,251,633
Chief Operating Officer	2008		495,837	-0-	586,000	130,800	213,954	465,513	102,802	1,994,906

Rodger D. Fuller	2010		370,425	-0-	561,220	109,098	518,595	474,893	13,327	2,047,558
VP — Global Rigid Paper and	2009	(6)
Plastics	2008	(6)

Robert C. Tiede	2010		383,478	-0-	453,132	109,098	536,869	-0-	152,202	1,634,779
VP — Global Flexibles and	2009		366,876	-0-	284,280	25,260	411,598	-0-	125,638	1,213,652
Packaging Services	2008	(7)

(1)	Awards were made in the form of PCSUs. Three-year accelerated vesting of awards is tied to growth in base earnings per share (cumulative BEPS) and improved capital effectiveness (average RONAE) over a three-year period as described in the Compensation Discussion and Analysis (“CD&A”) on page 19. The amounts shown are the aggregate grant date fair values of the award(s) computed in accordance with FASB ASC Topic 718. The value of each individual award is based on the probable outcome of the performance conditions determined as of the grant date, which is the target number of PCSUs multiplied by the grant date fair value. Assumptions made in valuation of these awards are set forth in Note 11 to our financial statements for the year ended December 31, 2010, which are included in our 2010 Annual Report to Shareholders. Assuming the maximum level of performance was achieved at the end of the 2010-2012 three-year performance cycle, valued at the 2010 grant date fair value, the maximum award value for the 2010-2012 performance period would be $3,076,506 for Mr. DeLoach, $715,556 for Mr. Hupfer, $1,913,250 for Mr. Sanders, $841,830 for Mr. Fuller and $650,505 for Mr. Tiede. The awards do not accumulate dividend equivalents unless vested and deferred and are not subject to accelerated vesting, except upon a change in control in some cases.

As an executive officer elected after January 1, 2008, Mr. Tiede participates in the defined contribution Supplemental Executive Retirement Plan (“DC SERP”). The contribution amount is equal to 10% of his salary and earned bonus and is further described on page 48. The benefit vests at age 55 with at least five years of service as an executive officer. Seventy-five percent of the contribution each year is invested in a fixed interest account based on 120% of the IRS applicable long-term rate. These amounts are reflected in column (i) and described under footnote (5). Twenty-five percent of the contribution is invested in deferred restricted stock units. The amount invested in deferred restricted stock units based on Mr. Tiede’s 2009 salary and credited in 2010 was $19,462 and is reflected in column (e). The amount earned in 2010 and awarded in 2011 in deferred restricted stock units was $23,009 and will be reflected in the 2011 summary compensation table if Mr. Tiede remains an NEO.

(2)	Awards were made in the form of SSARs. The amounts shown are the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. All 2010 SSARs have a grant price of the closing market price of our common stock on the date of grant. They become exercisable one year from the date of grant and have a term of seven years.

The grant date present values were estimated using a binomial option-pricing model in accordance with the rules and regulations of the SEC and are not intended to forecast appreciation of our stock price. The 2010 SSARs had an estimated grant date present value of $6.27. The assumptions used in the binomial model are discussed in Note 11 to our financial statements for the year ended December 31, 2010, which are included in our 2010 Annual Report to Shareholders. The SSARs are not transferable, except by will, inheritance, qualified domestic relations order or gift to or for the benefit of family, and will not confer an actual dollar benefit on the holder unless they are exercised at a time when the market value of the stock exceeds the exercise price of the SSARs. The amount of any such benefit which may be obtained by exercise of the SSARs is not in any way predicated on or controlled by the estimate presented.

(3)	These amounts are awards pursuant to our annual Officer Incentive Plan as discussed on page 26 of the CD&A. The amounts shown were paid to the NEOs in February of the following year. None of the NEOs elected to defer any of the amounts in this column.

(4)	For each NEO, except for Mr. Tiede who does not participate in these plans, the amounts shown in this column are the aggregate change in the actuarial present value of accumulated benefits under our defined benefit pension plans shown in the “Pension Benefits” table on page 43, from the pension plan measurement date used for our audited financial statements for the prior completed fiscal year to the measurement date used for the audited financial statements for the covered year shown in the table. In addition, for Mr. DeLoach, for 2010, 2009 and 2008, $114,495, $89,630 and $77,425, respectively of this amount represents the above market portion of interest credits on previously earned compensation for which payment has been deferred and amounts credited to the Company’s deferred compensation plan. (See page 47 for a description of this benefit.) These amounts are determined using interest rate and mortality rate assumptions consistent with those used in our financial statements.

(5)	All other compensation for 2010 consisted of the following components for each NEO:

			Company	Company	Company
			Contributions and	Contributions &	Contributions to
			Accruals to Defined	Accruals to the	the Defined
		Executive Life	Contribution	Sonoco Investment	Contribution
	Perquisites	Insurance	Savings Plans	and Retirement Plan	SERP	Tax Gross-Ups
Name	(a)	(b)	(c)	(d)	(e)	(f)

H.E. DeLoach, Jr.		$150,323	$53,264			$99,350
C.J. Hupfer		26,509	18,626			13,591
M.J. Sanders		29,489	23,020			16,277
R. D. Fuller		2,040	11,287
R.C. Tiede		7,940	15,902	$59,334	$69,026

(a)	None of the NEOs received perquisites in excess of $10,000.

(b)	Includes our contributions under the Executive Life Insurance program (including the Executive Term Life policies and the frozen Executive Permanent Life policies described on page 32) and the economic value of frozen split-dollar life insurance arrangements entered into before 1996.

(c)	Comprised of Company contributions to the Sonoco Savings Plan and accruals to individual accounts in the 401(k) Restoration component of the Omnibus Benefit Restoration Plan in order to keep employees whole with respect to our contributions that were limited by tax law. Company contributions to the Sonoco Savings Plan and the 401(k) Restoration component of the Omnibus Benefit Restoration Plan were suspended effective May 31, 2009, due to economic conditions and reinstated on a modified basis effective January 1, 2010.

(d)	Mr. Tiede participates in the Company’s defined contribution retirement plan, the Sonoco Investment and Retirement Plan (SIRP) and the SIRP Restoration component of the Omnibus Benefit Restoration Plan, which keeps employees whole with respect to contributions that were limited by tax law.

(e)	As an executive officer elected after January 1, 2008, Mr. Tiede participates in the defined contribution Supplemental Executive Retirement Plan (“DC SERP”). The contribution amount is equal to 10% of his 2010 salary and earned bonus and is further described on page 48. Seventy-five percent of the annual contribution will be invested in a fixed interest account based on 120% of the IRS applicable long-term rate and represents the $69,026 in column (e) to this footnote 5. Twenty-five percent will be issued in Sonoco deferred restricted stock units and is further described under footnote (1) and disclosed in column (e) of the Summary Compensation Table. The benefit vests at age 55 with at least five years of service as an executive officer.

(f)	These amounts represent reimbursement during 2010 for the payment of taxes on company-provided replacement executive life premiums paid pursuant to the frozen executive permanent life insurance program (described on page 32) and are made because of pre-2004 contractual commitments. This benefit will not be extended to additional executives and will no longer be provided once the Company’s contractual obligation to covered executives is satisfied.

(6)	Mr. Fuller was not an NEO in 2008 or 2009.

(7)	Mr. Tiede was not an NEO in 2008.

2010 GRANTS OF PLAN-BASED AWARDS

									All Other	All Other		Grant
									Stock	Option		Date
									Awards:	Awards:	Exercise	Fair
			Estimated Possible Payouts			Estimated Future Payouts			Number of	Number of	or Base	Value of
			Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Price of	Stock and
		Committee	Plan Awards(1)			Plan Awards(2)			Stock or	Underlying	Option	Option
	Grant	Action	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(3)	($/Share)	($)(4)
(a)	(b1)	(b2)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

H.E. DeLoach, Jr.
Annual Cash Incentive	NA	02-09-10	$424,801	$1,062,003	$2,124,006
SSARs	02-10-10	02-09-10								116,400	$28.48	$729,828
PCSUs	02-10-10	02-09-10				40,200	80,400	120,600				2,051,004
C.J. Hupfer
Annual Cash Incentive	NA	02-09-10	136,328	340,819	681,638
SSARs	02-10-10	02-09-10								50,000	28.48	313,500
PCSUs	02-10-10	02-09-10				9,350	18,700	28,050				477,037
M.J. Sanders
Annual Cash Incentive(5)	NA	02-09-10	169,611	424,029	848,057
SSARs	02-10-10	02-09-10								52,000	28.48	326,040
PCSUs	02-10-10	02-09-10				25,000	50,000	75,000				1,275,500
R. D. Fuller
Annual Cash Incentive	NA	02-09-10	103,719	259,298	518,595
SSARs	02-10-10	02-09-10								17,400	28.48	109,098
PCSUs	02-10-10	02-09-10				11,000	22,000	33,000				561,220
R.C. Tiede
Annual Cash Incentive	NA	02-09-10	107,374	268,435	536,869
SSARs	02-10-10	02-09-10								17,400	28.48	109,098
PCSUs	02-10-10	02-09-10				8,500	17,000	25,500				433,670

(1)	The amounts in columns (c), (d) and (e) represent the threshold, target and maximum awards established for the 2010 Officer Incentive Plan, as discussed on page 26 of the Compensation Discussion and Analysis and reflected in column (g) of the Summary Compensation Table.

(2)	PCSUs awarded in 2010. Information about determining the number of award shares, the performance-based conditions and vesting of these awards is provided on page 28 of the Compensation Discussion and Analysis section.

(3)	SSARs awarded in 2010. These awards have a one-year vesting period. Information about determining the number of award shares is provided on page 28 of the Compensation Discussion and Analysis.

(4)	The value for PCSUs is based on the probable outcome of the performance conditions determined as of grant date, which is the target number of PCSUs multiplied by the grant date fair value. The value of the option awards (SSARs) is based on a binomial model calculation of $6.27 per share on the date of grant.

(5)	Mr. Sanders participated in two different levels of the Company’s Officer Incentive Plan during 2010. Until December 1, 2010 as Executive Vice President, he participated in the plan with a threshold, target and maximum payout as a percent of base salary equal to 32%, 80%, and 160%, respectively. On December 1, he was promoted to President and Chief Operating Officer which increased his threshold, target and maximum payout as a percent of base salary to 35%, 87.5%, and 175%, respectively. The amounts in columns (c), (d) and (e) above reflect the relative weighted value of the two levels of the plan.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

								Stock Awards
											Equity
											Incentive
										Equity	Plan Awards:
			Option or SSAR Awards							Incentive	Market or
					Equity					Plan Awards:	Payout
					Incentive					Number of	Value of
					Plan Awards:				Market	Unearned	Unearned
			Number of	Number of	Number of			Number of	Value of	Shares,	Shares,
			Securities	Securities	Securities			Shares or	Shares or	Units, or	Units, or
			Underlying	Underlying	Underlying			Units of	Units of	Other	Other
			Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
			Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Option	Option	(#)	(#)	Options	Price	Expiration	Vested(7)	Vested (1)	Vested(7)	Vested(1)
Name	Grant	Vest	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	Date	Date	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

H.E. DeLoach, Jr.	02/10/2010	02/10/2011		116,400		$28.4800	02/10/2017
	02/10/2010									40,200 (2)	$1,353,534
	02/04/2009	02/04/2010	190,000			23.6900	02/04/2016
	02/04/2009									50,000 (3)	1,683,500
	02/06/2008	02/06/2009	111,000			29.3000	02/06/2015
	02/06/2008							18,000 (4)	$606,060
	02/07/2007	02/07/2008	85,000			38.1100	02/07/2014
	02/07/2007							15,000 (5)	505,050
	02/01/2006	02/01/2007	80,000			33.3700	02/01/2013
	02/02/2005	02/02/2005	80,000			27.3100	02/02/2015
	02/04/2004	02/04/2005	73,000			23.8600	02/04/2014
	02/05/2003	02/05/2004	75,000			21.1500	02/05/2013
	02/06/2002	02/06/2003	175,000			25.1300	02/06/2012
C.J. Hupfer	02/10/2010	02/10/2011		50,000		28.4800	02/10/2017
	02/10/2010									9,350 (2)	314,815
	02/04/2009	02/04/2010	41,000			23.6900	02/04/2016
	02/04/2009									12,500 (3)	420,875
	02/06/2008	02/06/2009	29,000			29.3000	02/06/2015
	02/06/2008							4,320 (4)	145,454
	02/07/2007	02/07/2008	25,000			38.1100	02/07/2014
	02/07/2007							3,500 (5)	117,845
	02/01/2006	02/01/2007	25,000			33.3700	02/01/2013
	02/02/2005	02/02/2005	25,000			27.3100	02/02/2015
	02/04/2004	02/04/2005	24,000			23.8600	02/04/2014
	02/05/2003	02/05/2004	20,000			21.1500	02/05/2013
	04/17/2002	04/17/2003	25,000			28.9300	04/17/2012
M.J. Sanders	02/10/2010	02/10/2011		52,000		28.4800	02/10/2017
	02/10/2010									25,000 (2)	841,750
	02/04/2009	02/04/2010	50,000			23.6900	02/04/2016
	02/04/2009									18,000 (3)	606,060
	02/06/2008	02/06/2009	30,000			29.3000	02/06/2015
	02/06/2008							4,800 (4)	161,616
	02/07/2007	02/07/2008	22,500			38.1100	02/07/2014
	02/07/2007							3,125 (5)	105,219
	10/16/2006	10/16/2007	10,000			35.4200	10/16/2013
	02/01/2006	02/01/2007	20,000			33.3700	02/01/2013
	02/06/2002	02/06/2003	18,000			25.1300	02/06/2012

								Stock Awards
											Equity
											Incentive
										Equity	Plan Awards:
			Option or SSAR Awards							Incentive	Market or
					Equity					Plan Awards:	Payout
					Incentive					Number of	Value of
					Plan Awards:				Market	Unearned	Unearned
			Number of	Number of	Number of			Number of	Value of	Shares,	Shares,
			Securities	Securities	Securities			Shares or	Shares or	Units, or	Units, or
			Underlying	Underlying	Underlying			Units of	Units of	Other	Other
			Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
			Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Option	Option	(#)	(#)	Options	Price	Expiration	Vested(7)	Vested (1)	Vested(7)	Vested(1)
Name	Grant	Vest	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	Date	Date	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

R.D. Fuller	02/10/2010	02/10/2011		17,400		28.4800	02/10/2017
	02/10/2010									11,000 (2)	370,370
	02/04/2009	02/04/2010	25,500			23.6900	02/04/2016
	02/04/2009									7,000 (3)	235,690
	02/06/2008	02/06/2009	8,000			29.3000	02/06/2015
	02/06/2008							960 (4)	32,323
	02/07/2007	02/07/2008	9,000			38.1100	02/07/2014
	02/07/2007							1,500 (5)	50,505
	02/01/2006	02/01/2007	10,000			33.3700	02/01/2013
	02/02/2005	02/02/2005	10,000			27.3100	02/02/2015
	02/04/2004	02/04/2005	9,000			23.8600	02/04/2014
	02/05/2003	02/05/2004	10,000			21.1500	02/05/2013

R.C. Tiede	02/10/2010	02/10/2011		17,400		28.4800	02/10/2017
	02/10/2010									8,500 (2)	286,195
	02/04/2009	02/04/2010	6,000			23.6900	02/04/2016
	02/04/2009									1,000 (3)	33,670
	02/04/2009									10,827 (6)	364,545
	02/06/2008	02/06/2009	5,500			29.3000	02/06/2015
	02/06/2008							480 (4)	16,162
	02/07/2007	02/07/2008	4,000			38.1100	02/07/2014
	02/07/2007							500 (5)	16,835
	02/01/2006	02/01/2007	5,000			33.3700	02/01/2013
	02/02/2005	02/02/2005	4,000			27.3100	02/02/2015
	07/19/2004	07/19/2005	5,000 (8)			25.7900	07/19/2014

(1)	Values of PCSUs shown in column (h) and PCSUs/RSUs shown in column (j) are based on the December 31, 2010, closing price of $33.67.

(2)	These figures represent the number of threshold shares of PCSUs granted February 10, 2010 that will vest on December 31, 2012, if performance criteria are met. The actual number of shares that vest can vary from 0% to 300% of those threshold shares. In the event that threshold performance goals are not attained and vesting at the end of the three-year performance period is less than 50% of the target award opportunity, the difference between 50% of target and what actually vests is deferred and potentially payable in equal share installments at the end of the fourth and fifth year, subject to the participant’s continued employment for that period.

(3)	These figures represent the number of threshold shares of PCSUs granted February 4, 2009 that will vest on December 31, 2011, if performance criteria are met. The actual number of shares that vest can vary from 0% to 300% of those threshold shares. In the event that threshold performance goals are not attained and vesting at the end of the three-year performance period is less than 50% of the target award opportunity, the difference between 50% of target and what actually vests is deferred and payable in equal share installments at the end of the fourth and fifth year, subject to the participant’s continued employment for that period.

(4)	These figures represent the remaining number of threshold PCSUs granted February 6, 2008. Performance criteria for the 2008-2010 performance cycle vested 52% of threshold shares. To encourage retention, the plan provides that if less than 100% of threshold shares vest, then the difference between what actually vests and 100% of threshold shares vests in two equal portions at the end of the fourth and fifth year of the plan, or at the end of 2011 and 2012 respectively, subject to the participant’s continued employment for that period. The remaining 48% of threshold shares are reflected here.

(5)	These figures represent the remaining number of threshold PCSUs granted February 7, 2007. Performance criteria for the 2007-2009 performance cycle were not met; therefore performance awards were not earned above the threshold level. To encourage retention, the plan provides that if less than 50% of target shares vest, then the difference between what actually vests and 50% of target shares vests in two equal portions at the end of the fourth and fifth year of the plan, or at the end of 2010 and 2011 respectively, subject to the participant’s continued employment for that period. Twenty-five percent of target shares vested on December 31, 2010 and the remaining 25% of target shares will vest on December 31, 2011 subject to the participant’s continued employment on the vesting date.

(6)	These Restricted Stock Units were awarded to Mr. Tiede in recognition of his election as a corporate officer. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares. The shares vest in three equal increments on the third, fourth and fifth anniversary of the grant. Receipt of shares occurs six months following separation of service. If the executive officer leaves the Company for any reason before the shares vest, the unvested shares are forfeited. The individual grant agreement provides for vesting on a prorata basis in the event of death or disability. Upon consummation of a change in control that meets the criteria of IRC Section 409A and the related regulations, all unvested RSUs will vest on a prorata basis. A lump sum payment equal to the aggregate fair market value of the vested RSUs will be issued to the participant within 30 days following the change in control unless the RSUs were subject to a deferral election or mandatory deferral under IRC Section 162(m). The restricted stock units do not have voting rights.

(7)	Except in the event of termination of employment as a result of death, disability, or retirement, termination of a participant’s employment prior to vesting will result in forfeiture of any unvested award. Upon consummation of a change in control that meets the criteria as specified under IRC Section 409A and related regulations, all unvested PCSUs will vest at target on a prorata basis if the change in control occurs during the three-year performance period or at threshold on a prorata basis if change in control occurs during the time-vesting period in year four or five. A lump sum payment equal to the aggregate fair market value of the PCSUs will be issued to the participant within 30 days following the change in control unless the PCSUs were subject to a deferral election or mandatory deferral under IRC Section 162(m).

(8)	This one-time award of options was made to Mr. Tiede when he joined Sonoco.

2010 OPTION EXERCISES AND STOCK VESTED

The following table provides information about options exercised by our NEOs in 2010 and about RSUs and PCSUs that vested in 2010.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on		Closing Stock Price	Value Realized on
	Exercise	on Exercise (1)	Vesting		on the Date of	Vesting (6)
Name	(#)	($)	(#)		Vesting	($)
(a)	(b)	(c)	(d)		(e)	(f)

H.E. DeLoach, Jr.	175,000	$1,773,703	59,255	(2)	$33.00	$1,955,428
			15,000	(3)	33.67	505,050
			19,500	(4)	33.67	656,565
C.J. Hupfer	47,000	529,962	3,500	(3)	33.67	117,845
			4,680	(4)	33.67	157,576
M.J. Sanders			3,125	(3)	33.67	105,219
			5,200	(4)	33.67	175,084
R. D. Fuller	25,000	289,315	3,947	(5)	29.63	116,950
			1,500	(3)	33.67	50,505
			1,040	(4)	33.67	35,017
R.C. Tiede			500	(3)	33.67	16,835
			520	(4)	33.67	17,508

(1)	The difference between the market price of the common stock at exercise and the exercise price.

(2)	These restricted stock units were awarded to Mr. DeLoach upon his election as Chairman of the Board of Directors. They vested on April 10, 2010 after a five year vesting period. The shares were credited with dividends during the vesting period. Mr. DeLoach has elected to defer receipt of these shares until six months following separation of service from the Company.

(3)	These figures represent shares that vested for the 2007-2009 long-term incentive performance period. Since the performance criteria were not met and less than 100% of threshold shares vested during the three-year performance period that ended on December 31, 2009, 100% of the threshold shares would vest in equal amounts in years four and five. The shares shown are those that vested at the end of year four. Mr. DeLoach, Mr. Hupfer and Mr. Sanders elected to defer receipt of all of these shares until six months following separation of service from the Company, and have elected a payout option of one, two or three annual installments. After vesting, the deferred shares are credited with dividend equivalents.

(4)	These figures represent the number of performance shares that vested for the 2008-2010 long-term incentive performance period that ended on December 31, 2010. The plan provisions are discussed on page 30. Mr. DeLoach and Mr. Sanders elected to defer receipt of these shares until six months following separation of service from the Company, and have elected a payout option of one, two or three annual installments. After vesting, the deferred shares are credited with dividend equivalents.

(5)	These shares represent one third of the restricted stock units awarded to Mr. Fuller upon his election as a corporate officer. The initial grant of 10,000 shares was issued on February 22, 2005, and vested in three increments on the third, fourth and fifth anniversary of the grant. The shares were credited with dividend equivalents during the vesting period. These figures represent the shares and dividend equivalents that vested on the fifth and final anniversary of the grant.

(6)	Based on the closing stock price on the date of vesting.

PENSION BENEFITS

			Present Value of
		Number of Years	Accumulated
		Credited Service	Benefit	Payments During
		(1)	(2)	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)

H.E. DeLoach, Jr.	Sonoco Pension Plan	24.0000	$909,172	$-0-
	Omnibus Benefit Restoration Plan
	Pension Restoration Benefit	24.0000	11,198,643	-0-
	DB SERP Benefit	25.0000	11,060,229	-0-

	Total		23,168,044
C.J. Hupfer	Sonoco Pension Plan	34.0000	1,175,041	-0-
	Omnibus Benefit Restoration Plan
	Pension Restoration Benefit	34.0000	4,098,220	-0-
	DB SERP Benefit	35.0833	2,408,954	-0-

	Total		7,682,215
M.J. Sanders	Sonoco Pension Plan	22.0000	589,084	-0-
	Omnibus Benefit Restoration Plan
	Pension Restoration Benefit	22.0000	1,951,722	-0-
	DB SERP Benefit	23.0000	2,103,676	-0-

	Total		4,644,482
R. D. Fuller	Sonoco Pension Plan	24.5000	441,155	-0-
	Omnibus Benefit Restoration Plan
	Pension Restoration Benefit	24.5000	889,040	-0-
	DB SERP Benefit	25.5833	199,031	-0-

	Total		1,529,226
R.C. Tiede(3)

(1)	Years of Credited Service under the Sonoco Pension Plan and the Pension Restoration Benefit component of the Omnibus Benefit Restoration Plan begin on January 1 or July 1 coincident with or following one year of service. Years of Credited Service under the defined benefit SERP Benefit (“DB SERP”) component of the Omnibus Benefit Restoration plan begin on the date of hire.

(2)	The NEOs, with the exception of Mr. Tiede as discussed under footnote 3 to the table above, participate in two Sonoco-sponsored defined benefit pension plans: the Sonoco Pension Plan (“Pension Plan”), a tax-qualified plan, and the Omnibus Benefit Restoration Plan of Sonoco Products Company (the “Restoration Plan”), a nonqualified supplemental retirement plan which has two separate defined benefit components: (i) the Pension Restoration Benefit, which compensates our executive officers, as well as other employees, for any benefits lost under the Pension Plan because of pay and benefit limitations set by the IRC, and, (ii) the defined benefit Supplemental Executive Retirement Plan Benefit (the “DB SERP”), which provides an additional benefit to our executive officers. Further information about these plans is provided below. We adopted the DB SERP in 1979 and amended and restated the DB SERP in 1994 to include the Pension Restoration Benefit. We do not provide extra years of credited service under the plans.

We calculate the present values shown in the table using: (i) the same discount rates we use for applicable financial reporting purposes (5.25% for the Sonoco Pension Plan and 4.91% for the Pension Restoration Benefit and the DB SERP); and (ii) each plan’s earliest unreduced retirement age (age 65 for the Sonoco Pension Plan, the Pension Restoration Benefit and the DB SERP as discussed below). The present values shown in the table reflect post-retirement mortality, based on the applicable financial reporting assumption (the RP2000 Combined Healthy mortality table projected to 2011 with Scale AA), but do not include an assumption of pre-retirement termination, mortality or disability.

The elements of compensation considered in determining the pensions payable to the named officers are the compensation shown in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the “Summary Compensation Table” on page 36.

(3)	Mr. Tiede participates in the broad-based defined contribution Sonoco Investment and Retirement Plan (SIRP), for employees hired on or after January 1, 2004. In addition, he participates in two nonqualified deferred compensation plans, the SIRP Restoration Benefit component of the Omnibus Benefit Restoration Plan and the defined contribution Supplemental Executive Retirement Plan (“DC SERP”). These two plans are described on page 47.

Sonoco Pension Plan

The Sonoco Pension Plan is a defined benefit retirement plan and covers the majority of employees in the United States, and certain U.S. expatriate employees hired prior to 2004. Effective December 31, 2003, the Company froze participation for newly hired salaried and non-union hourly U.S. employees in this plan. The Sonoco Pension Plan was further amended in 2009 to freeze benefit accruals effective December 31, 2018. The Sonoco Pension Plan provides participants with a life annuity annual benefit at normal retirement equal to the sum of A plus B minus C plus D below.

A. $42 multiplied by years of benefit service (up to 30); plus

B. 1.67% of five-year final average earnings multiplied by years of benefit service (up to 30); minus

C.	1.67% of the Social Security Primary Insurance Amount multiplied by years of benefit service (up to 30); plus

D.	0.25% of five-year final average earnings multiplied by years of benefit service in excess of 30 years.

Final average earnings are the average of the five highest calendar years (which do not have to be consecutive) of compensation. For this purpose, the NEOs’ earnings reflect salary and annual incentives that are paid in the same year subject to the annual limit imposed by the IRC ($245,000 in 2010).

Benefit service begins at the date of commencement of participation, which is January 1 or July 1 coincident with or following one year of service.

Participants become fully vested in their retirement benefit upon the earlier of completion of five years of service or attainment of age 55. The benefit is payable on an unreduced basis at age 65. Employees may choose to commence their benefits as early as age 55, with subsidized early retirement reductions of 3.6% per year from age 65.

If the participant is disabled prior to retirement, the participant’s benefit is determined as if he or she terminated employment on the date of disability. Upon death prior to retirement, if the participant is fully vested and survived by his or her spouse, the spouse will receive a pre-retirement survivor annuity. The preretirement survivor annuity is equal to 50% of the accrued benefit in the Pension Plan, adjusted for the 50% joint and survivor form of payment and reduced for early commencement, and is payable at the later of the participant’s death or the participant’s earliest retirement age.

The Sonoco Pension Plan offers several optional forms of payment, including joint and survivor annuities, period certain annuities and level income annuities. The benefit paid under any of these options is actuarially equivalent to the life annuity benefit produced by the formula described above.

Pension Restoration Benefit and DB SERP Benefit in the Restoration Plan

The Pension Restoration Benefit under the Restoration Plan is provided to Sonoco employees (including Mr. DeLoach, Mr. Hupfer, Mr. Sanders and Mr. Fuller) for any benefits lost under the Sonoco Pension Plan because of pay and benefit limitations set by the IRC. Generally, the terms and conditions of the Pension Restoration Benefit (subject to the requirements of IRC Section 409A) are consistent with the provisions, terms and conditions of the Pension Plan, which are discussed above under the caption “Sonoco Pension Plan.” The Pension Restoration Benefit component of the Omnibus Benefit Restoration Plan was amended in 2009 to freeze benefit accruals effective December 31, 2018.

The DB SERP Benefit under the Restoration Plan is provided only to designated officers elected before January 1, 2008, including Mr. DeLoach, Mr. Hupfer, Mr. Sanders and Mr. Fuller. With 15 years of service and retirement at age 65, it provides an annual payment equal to 60% replacement of final average earnings offset by the Sonoco Pension Plan benefit, the Pension Restoration Benefit and full Social Security benefits. Officers elected before January 1, 2006, become fully vested in their DB SERP Benefit upon the completion of five years service in the DB SERP. Officers elected after January 1, 2006, become fully vested in their DB SERP Benefit upon completion of five years service in the DB SERP and attainment of age 55. The DB SERP benefit was amended to freeze benefit accruals effective December 31, 2018, to be consistent with the 2009 amendments to freeze accruals in the Sonoco Pension Plan and the Pension Restoration Benefit component of the Omnibus Benefit Restoration Plan.

The annual DB SERP Benefit payable to a participant who separates from service and retires at age 65 is calculated by multiplying 4.0% of three-year final average cash earnings, with the product further multiplied by years of benefit service to a maximum of 15 years. Benefit service under the DB SERP begins at the date of hire. If a participant retires prior to age 65, the retirement benefit is reduced by a fraction, the numerator of which is the participant’s total benefit service to the participant’s date of separation and the denominator of which is the participant’s benefit service projected to age 65. The retirement benefit is further offset by the participant’s Pension Plan benefit, the Pension Restoration Benefit and full Social Security benefits. If a participant retires prior to age 62, the benefit is further reduced by subsidized early retirement reductions of 3% per year from age 62. (In this case, however, the Social Security benefit offset would not begin until the participant attains age 62.)

Mr. DeLoach, Mr. Hupfer and Mr. Sanders are all eligible to retire under the plan. Mr. Fuller will be eligible to retire when he reaches age 55 on May 1, 2016.

Final average cash earnings for the DB SERP Benefit are the average of the three highest calendar years (which do not have to be consecutive) of compensation in the last seven years before retirement. For this purpose, the NEOs’ earnings include salary and the annual incentive earned with respect to each such calendar year.

The DB SERP Benefit is payable as a 75% joint and survivor annuity for a participant who has been married for at least one year, and a 10-year certain and life annuity for all other participants.

Mr. DeLoach, Mr. Hupfer, Mr. Sanders and Mr. Fuller have each elected to receive the actuarially equivalent value of the DB SERP Benefit in three equal installments after retirement in lieu of the monthly joint and survivor annuity or the 10-year certain and life annuity.

Mr. DeLoach, Mr. Hupfer and Mr. Sanders are eligible for disability benefits under the Restoration Plan since each is at least 55 years of age and is eligible to retire. Mr. Fuller will be eligible for disability benefits and early retirement benefits when he reaches age 55 on May 1, 2016.

In the event of disability, the annual Restoration Plan disability benefit payable is equal to the early retirement DB SERP benefit, the combined family Social Security benefits, the Pension Restoration Benefit and Sonoco Pension Plan benefit. If the early retirement DB SERP benefit (prior to the conversion to the actuarially equivalent value of the DB SERP benefit noted above), when added to the officer’s combined family Social Security benefits and Pension Plan benefit, is less than 60% of base salary, the difference will be payable from the Long-Term Disability Plan. When the officer attains age 65, any benefit from the Long-Term Disability Plan ends, but any unpaid DB SERP Benefit installments, the Pension Restoration Benefit and benefits from the Pension Plan would continue.

NONQUALIFIED DEFERRED COMPENSATION

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions in	Earnings in	Withdrawals/	End of
	in 2010(1)(4)	2010(4)	2010(2)(4)	Distributions	2010(3)(4)
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

H.E. DeLoach, Jr.
1983 Officer Deferred Compensation Plan	-0-	-0-	$352,081	-0-	$3,056,505
1991 Officer Deferred Compensation Plan	-0-	-0-	6,400	-0-	39,711
401(k) Restoration Benefit	-0-	$48,364	107,998	-0-	966,358
Deferred PCSUs/RSUs	$3,156,731	-0-	2,421,805	-0-	18,206,648
C.J. Hupfer
1991 Officer Deferred Compensation Plan	-0-	-0-	3,502	-0-	57,771
401(k) Restoration Benefit	-0-	13,726	28,322	-0-	216,571
Deferred PCSUs/RSUs	117,845	-0-	379,737	-0-	2,477,661
M.J. Sanders
401(k) Restoration Benefit	-0-	18,120	28,253	-0-	184,545
Deferred PCSUs/RSUs	280,303	-0-	173,057	-0-	1,355,743
R.D. Fuller
401(k) Restoration Benefit	-0-	7,612	22,907	-0-	129,218
Deferred PCSUs/RSUs	-0-	-0-	-0-	-0-	-0-
R.C. Tiede
401(k) Restoration Benefit	-0-	11,002	16,490	-0-	89,898
Deferred PCSUs/RSUs	-0-	-0-	-0-	-0-	-0-
Defined Contribution Sonoco Investment and Retirement Plan Restoration Benefit	-0-	44,006	11,619	-0-	155,982
Defined Contribution Supplemental Executive Retirement Plan (Deferred Cash)	-0-	69,026	2,946	-0-	130,357
Defined Contribution Supplemental Executive Retirement Plan (Deferred Stock)	-0-	19,462	4,356	-0-	23,818

(1)	Includes aggregate of deferred equity compensation. The value of the equity deferral is based on the number of deferred share units multiplied by the closing price of Sonoco stock on the date of deferral (vesting date), which in all cases was $33.67 per share on December 31, 2010. These awards have been previously reported in the Summary Compensation table.

(2)	Amounts reflect accrued interest on deferred compensation in interest bearing accounts and earnings growth, including dividend credits for deferred compensation in stock equivalent accounts. Any deferred compensation in stock equivalent accounts are based on the December 31, 2010 closing price of $33.67.

(3)	For Messrs DeLoach, Hupfer, Sanders and Fuller the portion of the amounts shown in column (f) above that relate to the 401(k) Restoration Benefit is payable in three installments following the participant’s separation from service. The remaining amounts are payable according to each NEO’s elected payment schedule, which can range from one to 15 annual installments subject to the provisions of IRC Section 409A had separation from service occurred on December 31, 2010. For Mr. Tiede the portion of the amounts shown in column (f) above that relate to the Sonoco Investment and Retirement Plan is payable in three cash installments, with the initial installment paid six months following separation from service and the second and third installments paid in January of the following years. The portion that relates to the Defined Contribution SERP is payable in three installments, with the initial installment paid six months following the officer’s retirement date and the second and third installments paid in January of the following years.

(4)	The following table shows contributions and earnings that are reported in the “Summary Compensation Table” on page 36 or were reported in the Summary Compensation Table in previous years.

				Amounts in
				column (f)
				previously
				reported as
	Amounts in	Amounts in	Amounts in	compensation
	column (b)	column (c)	column (d)	in the	Amounts in
	reported in the	reported in the	reported in the	Summary	column (f)
	Summary	Summary	Summary	Compensation	payable in
	Compensation	Compensation	Compensation	Table for	company stock
Name	Table	Table	Table	previous years	rather than cash

H.E. DeLoach, Jr.	$3,156,731	$48,364	$114,495	$9,005,988	$18,246,419
C.J. Hupfer	117,845	13,726	-0-	1,101,124	2,477,661
M.J. Sanders	280,303	18,120	-0-	158,378	1,355,743
R.D. Fuller	-0-	7,612	-0-	-0-	-0-
R.C. Tiede	-0-	143,496	-0-	92,570	23,818

Description of Nonqualified Deferred Compensation Plans

From 1983 through 1989 executive officers and directors were eligible to participate in a salary/incentive deferral plan under which they could commit to defer a specific dollar amount of salary and/or incentive over a one to four year period and in return receive a fixed monthly annuity for 180 months beginning in the January after the person reaches age 65 (or subsequent retirement if elected by the participant). The amount of monthly annuity varied with the individual’s age at the time the commitment to defer was made and prevailing interest rates at that time. Mr. DeLoach is the only officer currently with the Company who made contributions to this plan. Mr. DeLoach elected to commence payment in January following his retirement, and, under the terms of the plan, had he retired in 2010, his combined monthly payout based on his contributions would have been $34,580 commencing in January 2011. The historical effective interest rates on the contributions made by Mr. DeLoach ranged from 9.6% to 17.1%, and the rates decreased to 7% effective January 1, 2010 when his payments (absent the election) would have otherwise commenced.

In 1991, the Company implemented a new Deferred Compensation Plan for Corporate Officers. Each participant is eligible to make an irrevocable deferral election on an annual basis. The minimum deferral is $5,000 and the maximum annual deferral is 50% of compensation (salary and/or incentive) earned during the year for which the deferral election is made. Deferrals are made monthly from salary and annually from incentive payments. The participants may elect to invest the deferred compensation in the Interest Account or the Stock Equivalent Account. Deferrals initially made into one account may not be subsequently changed to the other account. The Interest Account accumulates interest each year at a rate equal to the Merrill Lynch ten-year high quality bond index listed on the preceding December 15. For 2010, the interest rate was 6.27%. Deferrals into the Stock Equivalent Account are converted into phantom stock equivalents as if Sonoco shares were actually purchased. Dividend credits are also credited to the Stock Equivalent Account as if shares were actually purchased. Payments from these plans are made annually after separation from service. For amounts deferred prior to January 1, 2006, participants could select payment schedules for periods of one to 15 years. For deferrals after January 1, 2006, the payment period was changed to one, three or five years. Under IRC Section 409A, payments of amounts that were deferred after December 31, 2004, are subject to a minimum six month delay after separation from service with the Company. None of the NEOs made a deferral into this plan in 2010.

The NEOs, as well as other employees, participate in the 401(k) Restoration component of the Omnibus Benefit Restoration Plan, which keeps employees whole with respect to company contributions to the Sonoco Savings Plan that are limited by the IRC. Company contributions to the 401(k) Restoration component and the Sonoco Savings Plan were reinstated effective January 1, 2010 after being suspended effective May 31, 2009. Mr. DeLoach, Mr. Hupfer, Mr. Sanders and Mr. Fuller also participate in the DB SERP Benefit and Pension Restoration Benefit components of the Omnibus Benefit Restoration Plan. Those amounts are shown in the “Pension Benefits” table, beginning on page 43.

Mr. Tiede participates in the Sonoco Investment and Retirement Plan (SIRP), a tax-qualified defined contribution arrangement for employees hired on or after January 1, 2004. He also participates in two defined contribution components of the nonqualified Omnibus Benefit Restoration Plan — the SIRP Restoration Benefit, which provides benefits to all participants in the SIRP whose wages or benefit accruals exceed the annual IRC qualified retirement plan limits, and the Defined Contribution SERP (“DC SERP”), which provides supplemental retirement benefits to executive officers elected after January 1, 2008.

The annual SIRP contribution is equal to 4% of the employee’s cash earnings paid in the prior calendar year, plus an additional 4% of the employee’s cash earnings in excess of the Social Security wage base ($106,800 in 2010). Its related nonqualified SIRP Restoration Benefit, as noted above, provides an additional credit covering pay in excess of the annual IRC limit ($245,000 in 2010). One hundred percent of the SIRP contribution is invested at the employee’s discretion in any of several available indexed funds. Participants become fully vested in their SIRP benefit and SIRP Restoration Benefit at the earlier of three years of service or age 55. Mr. Tiede is fully vested in the SIRP benefit and SIRP Restoration Benefit.

At separation from service or retirement, the participant may elect to receive the SIRP benefit under several different forms of payment. The SIRP Restoration Benefit is payable in three cash installments, with the initial installment paid six months following separation from service and the second and third installments paid in January of the following years.

The SIRP Restoration Benefits that are due upon death are payable to the participant’s surviving spouse or beneficiary in three cash installments, with the initial installment paid as soon as practicable following the participant’s death, and the second and third installments paid in January of the following years.

The annual DC SERP contribution is equal to 10% of the prior year’s salary and earned incentive. Seventy-five percent of the annual DC SERP contribution is invested in a fixed interest account based on 120% of the IRS applicable long-term rate. The remaining 25% will be issued in Sonoco deferred restricted stock units. The DC SERP benefit vests at age 55 with at least five years of service as an executive officer. The deferred restricted stock units do not have voting rights. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares.

The vested DC SERP account is paid in three installments, with the initial installment paid six months following the officer’s retirement date and the second and third installments paid in January of the following years. The vested DC SERP benefits that are due upon death are payable to the officer’s surviving spouse or beneficiary in three cash installments, with the initial installment paid as soon as practicable following the officer’s death, and the second and third installments paid in January of the following years. Mr. Tiede was not vested in his DC SERP Benefit as of December 31, 2010.

Executive officers who participate in the PCSU portion of the Company’s long-term incentive plan as described on page 29 of the Compensation Discussion and Analysis may make an irrevocable election to defer receipt of any shares that vest until after their separation from service with the Company. Deferral elections made during or after 2003 must be for at least six months after separation from service with the Company. Additionally, receipt of any such units that vest and are not deductible under IRC Section 162(m) must be deferred until at least six months following separation of service. At the time of deferral, officers must elect a payment schedule of one, two or three annual installments. PCSUs accrue dividend equivalents only after vesting.

POTENTIAL BENEFITS PAYABLE IMMEDIATELY UPON CERTAIN SEPARATION EVENTS

Life Insurance Benefits and Nonqualified Pension Amounts

The table below and the notes that follow set forth estimates of the life insurance benefits and nonqualified pension amounts that would have been payable to each of the NEOs had the specified events occurred on December 31, 2010. (Qualified pension benefits that would have been received are disclosed and discussed in the “Pension Benefits” table on page 43.)

	Death
	Eligible Benefits
	Payable from		Death	All Other Termination Events
	Executive Life		Pension Restoration	Pension Restoration
	Insurance Plan		and DB SERP	And DB SERP
	(Lump Sum)		Benefits	Benefits
Name	(1) ($)	Plan Name	(2) ($)	(3) ($)

H.E. DeLoach, Jr.	$10,000,000	Pension Restoration Benefit(2)	$445,665	$1,002,735
		DB SERP Benefit(3)	3,484,524	3,779,478

		Total	3,930,189	4,782,213
C.J. Hupfer	2,000,000	Pension Restoration Benefit(2)	159,146	354,800
		DB SERP Benefit(3)	945,319	879,066

		Total	1,104,465	1,233,866
M.J. Sanders	2,500,000	Pension Restoration Benefit(2)	79,934	175,872
		DB SERP Benefit(3)	1,465,322	1,207,880

		Total	1,545,256	1,383,752
R. D. Fuller	750,000	Pension Restoration Benefit(2)	47,930	102,229
		DB SERP Benefit(3)	543,257	263,268

		Total	591,187	365,497
R.C. Tiede(4)	1,000,000

(1)	Because of the manner in which the pre-2004 permanent life insurance coverage (described on page 32) was structured, the premiums and tax gross-ups for Mr. Hupfer and Mr. Sanders will end at the later of age 65 or December 31, 2014. To make the structure of the CEO’s coverage more cost effective (and to make more of the premiums and gross-ups tax deductible), the premiums and gross-ups are scheduled to end at age 79 (or at death if earlier).

The present value of the remaining estimated future premiums and related tax gross-ups projected to these dates are $2,231,710 for Mr. DeLoach, $86,199 for Mr. Hupfer, $248,406 for Mr. Sanders. Mr. Fuller and Mr. Tiede do not participate in the pre-2004 permanent life insurance program.

Premiums paid by the Company on behalf of officers for Executive Term Life insurance policies, as described in the Compensation Discussion and Analysis will be continued for the duration of the applicable policy term upon the officers’ retirements from the Company. The present values of the remaining estimated future premiums through the termination date of the policies are $75,694 for Mr. DeLoach, $70,762 for Mr. Hupfer, $98,197 for Mr. Sanders, $21,032 for Mr. Fuller, and $97,558 for Mr. Tiede.

(2)	The DB SERP Benefits for Mr. DeLoach, Mr. Hupfer and Mr. Sanders are payable in three annual installments to the NEO’s spouse in lieu of the 75% surviving spouse benefit. The Pension Restoration Benefits for Mr. DeLoach, Mr. Hupfer and Mr. Sanders (payable as a 50% surviving spouse benefit) that are due upon the death of a participant (the pre-retirement death benefits) are payable for the lifetime of the NEO’s spouse. As discussed above under the caption “Pension Restoration Benefit and DB SERP Benefit in the Restoration Plan,” the DB SERP Benefits have been offset by the 50% surviving spouse benefit from the Sonoco Pension Plan and estimated Social Security survivor benefits, as applicable. The DB SERP Benefits reflected in the table above represent the first of three equal installments, while the Pension Restoration Benefits represent the annual lifetime benefits that would be payable to the NEOs or their survivors, as applicable.

Since Mr. Fuller is not eligible to retire, the first of three installment payments for his DB SERP Benefit would be payable to his surviving spouse beginning May 1, 2016. The initial monthly payment of Mr. Fuller’s Pension Restoration Benefit would be payable to his surviving spouse beginning May 1, 2016 in the form of a life annuity.

(3)	All Other Termination Events (excluding events covered in columns (1) and (2)) provide that the DB SERP Benefits for Mr. DeLoach, Mr. Hupfer and Mr. Sanders are payable in three equal installments in lieu of the annual DB SERP Benefits, and the Pension Restoration Benefits (if applicable) are payable to these NEOs for their lifetimes, in addition to the benefits payable from the Sonoco Pension Plan and Social Security (if applicable). The calculations of the DB SERP Benefits and the Pension Restoration Benefits do not include an offset for Social Security for Mr. Sanders or Mr. Fuller, as they are not yet eligible for Social Security benefits. The DB SERP death benefit is payable in three equal installments, representing the actuarial equivalent value of the 75% postretirement survivor benefit and is payable to the surviving spouse of those participants who were married for at least one year on the date of their death. The DB SERP death benefit is payable in three equal installments to the NEO’s beneficiary for participants who are not eligible for the 75% postretirement survivor benefit on the date of their death in lieu of benefits under a 10-year certain and life annuity arrangement. The DB SERP Benefits reflected in the table above represent the first of three equal installments, while the Pension Restoration Benefits represent the annual lifetime benefits that would be payable to the NEOs or their survivors, as applicable.

Since Mr. Fuller is not eligible to retire, the first of three installment payments for his DB SERP Benefit would be payable to him beginning May 1, 2016. The initial monthly payment of Mr. Fuller’s Pension Restoration Benefit would be payable to him beginning May 1, 2016 in the form of a life annuity (as indicated in the table above) or in an actuarially equivalent form of payment, but only if elected prior to May 1, 2016.

(4)	Mr. Tiede is not eligible to participate in the Pension Restoration Benefit and the DB SERP benefit.

Treatment of Nonqualified Deferred Compensation and Equity Awards Upon Certain Terminations or Change in Control

The amounts that would have been paid to each NEO with respect to nonqualified deferred compensation had death, disability, retirement or any other termination of employment occurred on December 31, 2010, are set forth in column (f) of the Nonqualified Deferred Compensation table and the method of determining the benefits payable and payment arrangements are described in the narrative following that table.

For equity awards, the amount that would have been paid to each NEO had death, disability, retirement or any other termination of employment occurred on December 31, 2010, are set forth in the table Outstanding Equity Awards at 2010 Fiscal Year-End with the following exception: unexercisable shares (SSARs) in column (c) would continue to vest in the case of retirement. In the case of death or disability, the shares would vest immediately. Shares would not vest in the case of any other termination of employment. Assuming a share price based on the December 31, 2010, closing price of $33.67 the value attributable to these SSARs would be $604,116 for Mr. DeLoach, $259,500 for Mr. Hupfer, $269,880 for Mr. Sanders, $90,306 for Mr. Fuller and $90,306 for Mr. Tiede. The shares would be cancelled in the case of any other termination.

DIRECTOR COMPENSATION

Employee directors do not receive any additional compensation for serving on the Board of Directors. Compensation for non-employee directors is summarized below.

For the first quarter of 2010, non-employee directors received a quarterly retainer of $28,750 of which a minimum of $16,250 was required to be deferred into Sonoco stock equivalent units which accrue dividend equivalents and must be held until six months following termination of Board service. The number of stock equivalent units received is calculated by dividing the amount of deferred fees by the closing stock price on the date the fees would otherwise become payable, which is the first day of each calendar quarter. Payouts of the deferred Sonoco stock equivalent units will commence six months following termination of Board service, and will be made in shares of common stock. Directors must elect to have these deferred payments in one, three or five annual installments.

Based on comparisons of our Company to national surveys of director compensation and an independent study of peer packaging companies, the Board of Directors approved the following changes effective April 1, 2010. The directors received a quarterly cash retainer of $17,500. In addition, the directors received a quarterly grant of deferred stock equivalent units valued at $16,250. The deferred stock equivalent units accrue dividend equivalents and must be held until six months following termination of Board service, and will be issued in shares of Sonoco common stock. Directors must elect to have these deferred payments in one, three or five annual installments. Effective January 1, 2011, the quarterly cash retainer will be $12,500 and the quarterly grant of deferred stock equivalent units will be valued at $21,250.

Board members also received a fee of $1,500 for each Board of Directors or committee meeting attended. Committee chairs received a quarterly committee chair retainer. The Audit Committee chair received a committee chair retainer of $3,750 per quarter. The Executive Compensation Committee chair received a committee chair retainer of $3,125 per quarter. The Financial Policy, Corporate Governance and Nominating, and Employee/Public Responsibility Committee chairs each received a committee chair retainer of $2,500 per quarter.

Directors may also elect to defer a portion of their cash retainer or other fees into deferred stock equivalent units or into an interest-bearing account. The interest-bearing account accumulates interest each year at a rate equal to the Merrill Lynch ten-year high quality bond index listed on the preceding December 15. For 2010, the interest rate was 6.27%. Deferrals into stock equivalent units are converted into phantom stock equivalents as if Sonoco shares were actually purchased. The deferred stock equivalent units accrue dividend equivalents. Payments will commence six months following termination of Board service. Directors must elect to have these deferred payments in one, three or five annual installments.

No director had a compensation arrangement that differed from the program described above.

The following table sets forth information regarding the compensation earned by each non-employee director who served on our Board of Directors in 2010.

DIRECTOR COMPENSATION TABLE

					Change in
	Fees				Pension Value
	Earned or			Non-Equity	and Nonqualified
	Paid in			Incentive Plan	Compensation
	Cash ($)	Stock	Option	Compensation	Earnings	All Other	Total
Name	(1)	Awards ($)	Awards ($)	($)	($)	Compensation ($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

J.L. Coker	$83,000	$65,000					$148,000
P.L. Davies	89,000	65,000					154,000
C.C. Fort	104,000	65,000					169,000
E.H. Lawton, III	90,500	65,000					155,500
J.E. Linville	101,250	65,000					166,250
J.M. Micali	116,250	65,000					181,250
J.H. Mullin, III	109,750	65,000					174,750
L.W. Newton	84,500	65,000					149,500
M.D. Oken	123,500	65,000					188,500
P.R. Rollier	90,500	65,000					155,500
T.E. Whiddon	99,700	65,000					164,700

(1)	Mr. Micali elected to defer his cash retainer ($50,000) and his meeting fees ($41,250) into stock units. Mr. Rollier elected to defer his cash retainer ($50,000) and his meeting fees ($25,000) into the interest account as described above. Mr. Newton elected to defer 50% of his meeting fees ($9,750) into the interest account.

The table below shows the amount of 2010 fees deferred by each director and the payout schedule elected.

	Fees Deferred Into
	Sonoco Stock	Payout Schedule
Director	Equivalent Units(1)	Election in Years

J.L. Coker	$65,000	1
P.L. Davies	65,000	1
C.C. Fort	65,000	3
E.H. Lawton, III	65,000	5
J.E. Linville	65,000	5
J.M. Micali	156,250	1
J.H. Mullin, III	65,000	3
L.W. Newton	65,000	3
M.D. Oken	65,000	1
P.R. Rollier	65,000	3
T.E. Whiddon	65,000	1

(1)	Mandatory deferrals of stock awards ($65,000) for each director were made in four equal payments of $16,250 on 01/04/2010, 04/10/2010, 07/01/2010 and 10/01/2010. In addition, Mr. Micali elected to defer his cash retainer ($50,000) into stock equivalent units. These deferrals were made in four equal payments of $12,500 on the same dates. Mr. Micali also elected to defer his meeting fees of $41,250 into stock equivalent units.

NON-EMPLOYEE DIRECTORS’ OUTSTANDING EQUITY AWARDS
OR FEES DEFERRED INTO SONOCO STOCK EQUIVALENT UNITS
AT FISCAL YEAR END (12/31/2010)

	Fees Deferred Into
	Sonoco Stock		Stock Options
	Equivalent Units		Number
Name	Number	Value(1)	Of Shares(2)

J.L. Coker	10,921.4	$367,724	9,000
P.L. Davies	10,921.4	367,724	7,000
C.C. Fort	10,921.4	367,724	13,000
E.H. Lawton, III	10,921.4	367,724	-0-
J.E. Linville	10,921.4	367,724	6,000
J.M. Micali	16,770.7	564,669	11,000
J.H. Mullin, III	14,711.0	495,319	15,000
L.W. Newton	5,013.7	168,811	-0-
M.D. Oken	10,861.3	365,700	-0-
P.R. Rollier	7,349.4	247,454	-0-
T.E. Whiddon	10,921.4	367,724	20,000

(1)	Based on the December 31, 2010 closing price of $33.67 per share.

(2)	Since 2005, directors have no longer been granted stock options or allowed to defer retainer or meeting fees into stock options.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has reviewed and discussed with management and our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), our audited financial statements for the year ended December 31, 2010. The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, (“Communication with Audit Committees”) as amended, (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, and PCAOB Auditing Standard No. 5, (“An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements”). The Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Committee concerning independence, and has discussed with PwC such firm’s independence. The Committee has also reviewed the services provided by PwC discussed below, and has considered whether provision of such services is compatible with maintaining auditor independence.

Based on the review and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

M.D. Oken (Chair), C.C. Fort, E. H. Lawton, III
J.E. Linville, J.M. Micali, P.R. Rollier

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PwC served as our principal independent registered public accounting firm for 2010, and the Audit Committee has tentatively selected PwC to serve as our principal independent registered public accounting firm for 2011, pending agreement over the terms of their engagement.

Representatives of PwC will be present and available to answer appropriate questions at the Annual Meeting and may make a statement if they wish.

Fees Relating to Services Provided by PwC for 2010 and 2009

The following table sets forth a summary of PwC’s fees for professional services rendered in connection with the consolidated financial statements and reports for the years ended December 31, 2010 and 2009 and for other services rendered during 2010 and 2009 on our behalf.

Fee Category ($ in thousands)	2010	% of Total	2009	% of Total

Audit Fees	$2,809	70.6%	$2,819	61.6%
Audit-related Fees	160	4.0	93	2.0
Tax Fees	966	24.3	1,182	25.8
All Other Fees	46	1.1	483	10.6

Total Fees	$3,981	100.0%	$4,577	100.0%

Audit Fees:  Audit fees include fees for professional services rendered for the audit of our consolidated financial statements, the review of the interim condensed consolidated financial statements included in quarterly reports, and for the services that are normally provided by PwC in connection with statutory and regulatory filings or engagements. (Note that approximately 52% and 50% of the audit fees in 2010 and 2009, respectively, relate to audits outside of the United States with statutory audits performed in 27 and 26 countries in 2010 and 2009, respectively.) Audit fees also include services provided to us in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-related Fees:  Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and that are not reported under “Audit Fees.” These services include employee benefit plan audits, due-diligence and accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees:  Tax fees include fees for tax compliance/preparation and other tax services. Tax compliance/preparation includes fees for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, expatriate tax services and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services include fees for ongoing assistance with tax consulting and planning.

All Other Fees:  All other fees include fees for all services other than those reported above. Included in 2009 are services provided in support of our Enterprise Organization Assessment and Business Review. Also reported under “all other fees” are the costs of seminars and software provided on a subscription basis.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent auditors, subject to limited exceptions for non-audit services described in Section 10A of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to completion of the audit. The Committee Chair is empowered to pre-approve PwC services between meetings, provided all such services are brought to the Committee at its next regularly scheduled meeting. General pre-approval of certain audit, audit-related and tax services is granted by the Committee at the first quarter Committee meeting. The Committee subsequently reviews fees paid. The Committee also reviews and approves the estimated fees for the integrated audit. Specific pre-approval is required for all other services. These projects are reviewed quarterly, and the status of all such services is reviewed with the Committee. During 2010, all audit and permitted non-audit services were pre-approved by the Committee.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has tentatively selected PricewaterhouseCoopers, LLP (“PwC”) to serve as our principal independent registered public accounting firm to audit our financial statements for the year ending December 31, 2011, pending agreement over the terms of their engagement. You will be asked to ratify this selection at the Annual Meeting. PwC, or its predecessors, has audited our books and records for many years.

The Board of Directors recommends that you vote FOR the ratification of the selection of PwC as our independent registered public accounting firm for the current year (assuming the Audit Committee and PwC reach an agreement over the terms of their engagement).

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company’s executive compensation programs are designed to attract, retain, and reward executives whose contributions support the Company’s long-term success by linking Company performance to executive compensation. These programs have been designed to ensure alignment of management’s actions with shareholder interests. Section 14A of the Securities Exchange Act of 1934 now requires that the shareholders provide advisory approval of the compensation of our named executive officers, as we have described in the “Executive Compensation” section beginning on page 19. Although the vote is an advisory, non-binding vote, the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that you vote FOR the following advisory (non-binding) shareholder resolution approving executive compensation.

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company’s shareholders also have the opportunity to advise the Board of Directors how frequently the Company should seek an advisory vote on executive compensation. Section 14A of the Securities Exchange Act of 1934 now requires that the shareholders vote for a frequency of every one year, every two years, every three years, or you may abstain from voting. Although the vote is an advisory, non-binding vote, the Board of Directors will take into account the outcome of the vote when determining the frequency with which it will submit the advisory resolution on executive compensation to shareholders.

The Board of Directors recommends that, in the following resolution, you vote for every ONE YEAR as the frequency that shareholders will be asked to provide an advisory vote on executive compensation.

“RESOLVED, that the shareholders of the Company hereby advise the Board of Directors whether the shareholder vote on the compensation of the Company’s named executive officers should occur every one year, every two years, or every three years.”

INCORPORATION BY REFERENCE

Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed filed with the Securities and Exchange Commission or incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.

References to our Web site address throughout this Proxy Statement are for information purposes only or to satisfy requirements of the New York Stock Exchange or the Securities and Exchange Commission and are not intended to incorporate our Web site by reference into this Proxy Statement.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

If you want to present a shareholder proposal to be voted on at our Annual Meeting in 2012, you must submit the proposal to the Secretary of the Company in writing by February 3, 2012. However, if you want us to include your shareholder proposal in our proxy materials for our Annual Meeting in 2012, you must be sure the Secretary of the Company receives your written proposal by November 11, 2011. All shareholder proposals must comply with the requirements of our bylaws. The proxy agents, on proxies solicited on behalf of the Board of Directors, will use their discretionary authority to vote on any shareholder proposal that the Secretary of the Company does not receive by February 1, 2012.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

We have begun delivering a single copy of the Annual Report to multiple shareholders sharing one address unless we received contrary instructions from one or more of the shareholders at such address. Upon oral or written request to Sonoco Products Company, c/o Bank of New York Mellon Shareowner Services, 480 Washington Boulevard, Jersey City, NJ 07310-1900 USA, (866) 210-7002, The Bank of New York Mellon will promptly deliver a separate copy of the Annual Report to a shareholder at a shared address to which a single copy was delivered. If you are currently receiving a single copy of the Annual Report for multiple shareholders at your address and would prefer to receive separate copies in the future, please write or call The Bank of New York Mellon at the address or telephone number above and ask them to send you separate copies. If you are still currently receiving multiple copies of the Annual Report for multiple shareholders at your address and would prefer to receive a single copy in the future, please write or call The Bank of New York Mellon at the address or telephone number above, and ask them to send a single copy to your address.

ELECTRONIC ACCESS TO ANNUAL MEETING MATERIALS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 20, 2011

Sonoco’s 2010 Annual Report and 2011 Proxy Statement are available via the Internet at:

http://bnymellon.mobular.net/bnymellon/son

As a shareholder of record, you can elect to receive future Annual Reports and Proxy Statements, as well as quarterly financial and other shareholder information, electronically. Instructions are provided on the voting site if you vote via the Internet. Instructions also are provided if you electronically access your shareholder account, and you are not already receiving your Annual Meeting materials electronically. If you select electronic receipt, you will be notified via email by The Bank of New York Mellon, our transfer agent, as to when the information will be available for your access. Your election to receive information electronically will remain in effect until you notify The Bank of New York Mellon in writing (to Sonoco Products Company, c/o Bank of New York Mellon Shareowner Services, 480 Washington Boulevard, Jersey City, NJ 07310-1900 USA) or by telephone (at 866-210-7002) that you wish to resume paper delivery by mail of these materials. If you own Sonoco shares through a broker or a bank, please contact that institution regarding instructions about receiving Annual Meeting materials and other financial information electronically.

OTHER MATTERS

As of the date of this Proxy Statement, management does not know of any business that will be presented for consideration at the meeting other than as stated in the notice of the meeting. The proxy agents will vote in their best judgment on any other business that properly comes before the meeting.

To assure your representation at the meeting, please vote by telephone (if you live in the United States or Canada), via the Internet or mark, sign, date and return your proxy card or broker voting instruction form as promptly as possible. Please sign exactly as your name appears on the accompanying proxy.

Ritchie L. Bond
Secretary

March 11, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET http://www.proxyvoting.com/son

Sonoco Products Company	Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
WO#
92795
▼  FOLD AND DETACH HERE  ▼

Please mark your votes as indicated in this example	☒
The Board of Directors recommends a vote FOR items 1, 2 and 3 and ONE YEAR on item 4.

	FOR	FOR ALL	WITHHOLD
	ALL	EXCEPT	FOR ALL		FOR	AGAINST	ABSTAIN

1. To elect four members to the Board of Directors.	☐	☐	☐	2. To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the year ended December 31, 2011.	☐	☐	☐

Nominees:					FOR	AGAINST	ABSTAIN

Three-Year Term:
01 J.L. Coker 02 J.M. Micali 03 L.W. Newton 04 M.D. Oken				3. To approve the advisory resolution on Executive Compensation.	☐	☐	☐
				ONE	TWO	THREE
(Instructions: To withhold authority to vote for any individual nominee(s), mark the “For All Except” box and write the nominee(s) name(s) on the following blank line.)				YEAR	YEARS	YEARS	ABSTAIN
*For All Except				4. To approve the advisory resolution on the frequency of the advisory vote on Executive Compensation. ☐	☐	☐	☐

					Mark Here for Address Change or Comments SEE REVERSE		☐
Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature	Signature	Date

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2010 Annual Report to Shareholders are available at: http://bnymellon.mobular.net/bnymellon/son
▼  FOLD AND DETACH HERE  ▼
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
SONOCO PRODUCTS COMPANY
1 NORTH SECOND STREET — HARTSVILLE, SOUTH CAROLINA 29550 — USA
The undersigned hereby appoints Charles J. Hupfer, Senior Vice President and Chief Financial Officer, or Ritchie L. Bond, Vice President, Treasurer and Secretary, as proxy agent, each with the power to appoint his substitute, and hereby authorizes him to represent and to vote all the shares of Common Stock of Sonoco Products Company held of record by the undersigned on February 18, 2011 at the Annual Meeting of Shareholders to be held on April 20, 2011, or at any adjournment thereof, as instructed below and in their discretion upon all such other matters as may be properly presented for consideration at such meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR, TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION, AND FOR A ONE YEAR FREQUENCY OF THE VOTE ON THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.
This card also constitutes voting instructions to the plan Trustee for shares of Sonoco Products Company held in the Sonoco Products Company Savings Plan. You may direct the Trustee how to vote your shares as indicated on this card. If you fail to give voting instructions to the Trustee, your shares will be voted by the Trustee in the same proportion as the shares for which valid instructions have been received.

Address Change/Comments (Mark the corresponding box on the reverse side)
BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	WO# 92795